Exhibit 2.1

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of January 2, 2025, by and among (i) Crawford AE LLC, an Ohio limited liability company (“Buyer”), and (ii) Johnny Dale Hancock, as Trustee of the 2018 John Hancock Revocable Trust dated March 6, 2018 (“Seller”).

RECITALS

A.    Seller owns all of the issued and outstanding capital stock (the “Stock”) of Rahn Industries, Incorporated (the “Company”).

B.    Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of the Stock (collectively, the “Purchased Interests”), upon and subject to the terms and conditions set forth in this Agreement, such that after the consummation of the transactions contemplated by this Agreement, Buyer will own 100% of the issued and outstanding equity interests of the Company.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

ARTICLE 1
Definitions

1.1    Definitions. Certain terms used in this Agreement have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2    Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein have the meanings attributed to them under GAAP, except as may otherwise be specified herein.

ARTICLE 2
Purchase and Sale

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to all of the Purchased Interests held by Seller.

2.2    Purchase Price. The aggregate purchase price for the purchase of the Purchased Interests (the “Purchase Price”) shall be an amount equal to:

(a)    $14,000,000;

(b)    plus the amount, if any, by which the Closing Working Capital exceeds $7 million, or minus the amount, if any, by which the Closing Working Capital is less than $6.3 million. For the avoidance of doubt, the amount resulting from the calculation in this Section 2.2(b) will be deemed to be $0 if the Closing Working Capital is equal to or greater than $6.3 million but less than or equal to $7 million;

(c)    minus the amount of the Closing Indebtedness, if any;

(d)    minus the Transaction Expenses; and

(e)    plus the value of the Closing Cash (which may be a negative number); provided, that in no event shall the Closing Cash exceed $400,000.00.

2.3    Payment of Estimated Purchase Price, Indebtedness and Transaction Expenses.

2.3.1    Estimated Purchase Price. Before the Closing, Seller has estimated in good faith (and based upon the Pay-Off Documents) the amount of the Closing Working Capital, the Closing Indebtedness, the Transaction Expenses and the Closing Cash, along with Seller’s written calculation of the Estimated Purchase Price, each calculated in accordance with GAAP, and delivered to Buyer a certificate setting forth such estimates (the “Closing Certificate”). As used herein: (a) “Estimated Closing Working Capital,” “Estimated Closing Indebtedness,” “Estimated Transaction Expenses” and “Estimated Closing Cash” mean the estimates of the Closing Working Capital, the Closing Indebtedness, the Transaction Expenses and the Closing Cash, respectively, set forth in the Closing Certificate; and (b) “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming that the Closing Working Capital is equal to the Estimated Closing Working Capital, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Transaction Expenses are equal to the Estimated Transaction Expenses, that the Closing Cash is equal to the Estimated Closing Cash.

2.3.2    Closing Cash Payment. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall: (i) pay and deliver to Seller an amount (the “Closing Cash Payment”) equal to the Estimated Purchase Price, less the Escrow Amount, by means of a wire transfer of immediately available funds to such account as directed by Seller before the Closing (the “Seller’s Account”); (ii) pay and deliver the Escrow Amount by means of a wire transfer of immediately available funds to an account as directed by the Escrow Agent, to be held and disbursed in accordance with this Agreement and the Escrow Agreement; (iii) on behalf of the Company, pay or cause to be paid the Closing Indebtedness set forth on Schedule 2.3.2(iii) (the “Repaid Closing Indebtedness”); and (iv) on behalf of the Company pay or cause to be paid the Transaction Expenses set forth on Schedule 2.3.2(iv).

2.3.3    Payoff Documents. At least three Business Days before the Closing, Seller has delivered to Buyer, to the extent applicable: (a) invoices for the Transaction Expenses; and (b) payoff letters relating to the Repaid Closing Indebtedness in a form satisfactory to Buyer (collectively, the “Pay-Off Documents”), which Pay-Off Documents (i) provide that, upon payment of a specified amount, all underlying Contracts, including pledges, mortgages and security interests evidencing such Repaid Closing Indebtedness shall terminate, without any continuing liability of the Company thereunder, (ii) include undertakings to provide appropriate evidence of such termination, cancellation or repayment (including UCC-3 termination statements and payoff letters in a form satisfactory to Buyer) and release and reconvey to the Company any Intellectual Property rights previously conveyed to the Company’s lenders to secure repayment of such Repaid Closing Indebtedness, and (iii) include undertakings to cause the redelivery of any equity certificates of the Company held pursuant to any terminated pledge Contracts.

2.3.4    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer, the Company, and Seller shall deduct and withhold (or cause the Company to deduct and withhold, as applicable), from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts that Seller determines, reasonably and in good faith (and provided that Seller has delivered the certificate required in Section 6.1(g)), is required to be deducted and withheld with respect to the making of such payments under the Code or any provision of any Tax Law. To the extent that any such amounts are so deducted and withheld and are delivered by Buyer, the Company or Seller to the applicable Taxing Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid in accordance with this Agreement.

2.3.5    Escrow Amount. Buyer will deposit $1,000,000.00 into escrow, to be held pursuant to the terms of this Agreement and the Escrow Agreement (the “Escrow Amount”), which shall be used as a non-exclusive source to satisfy any Seller Deficiency Amount (as hereinafter defined) and Seller’s indemnification obligations under Section 9.1(a)-(f). For the avoidance of doubt, Buyer shall not be required to use the Escrow Amount to satisfy a Seller Deficiency Amount that exceeds the Escrow Amount, as further described in Section 2.4.5(a).

2.4    Post-Closing Adjustment.

2.4.1    Adjustment Statement Preparation. Immediately following the Closing, Buyer will conduct a physical count of the Company’s inventory (including raw materials, samples, work-in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials)), and the results of such count will be deemed final for all purposes of this Agreement. Within 30 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an adjustment statement setting forth the amount of the Closing Working Capital, the Closing Indebtedness, the Transaction Expenses and the Closing Cash (the “Preliminary Adjustment Statement”), and Buyer’s written calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and the components therein shall be prepared in accordance with GAAP. Seller shall cooperate fully with Buyer in the preparation of the Preliminary Adjustment Statement.

2.4.2    Adjustment Statement Review. No later than the 10th day after Seller receives the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, Seller shall notify Buyer in writing of any objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of Section 2.4.1.

2.4.3    Adjustment Statement Dispute Resolution. If Seller timely notifies Buyer in accordance with Section 2.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Seller are unable to resolve such dispute through good-faith negotiations within 20 days after Seller delivers such notice of objection, then they shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Grant Thornton (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within 20 days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Seller, and their respective Affiliates, absent manifest error. For purposes of complying with the terms set forth in Section 2.4.1, Section 2.4.2, and Section 2.4.3, each party shall cooperate with and make available to the other parties, their respective representatives, and the Independent Accountants, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder. No party shall have any ex parte communications with the Independent Accountants. In resolving any disputed item, the Independent Accountants shall: (a) consider only those items that are in dispute; (b) choose one of the parties’ positions with respect to the disputed item(s); and (c) not modify any items that are not disputed by the parties. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Buyer, on the one hand, or Seller, on the other hand) whose position is not accepted by the Independent Accountants.

2.4.4    Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Seller, and their respective Affiliates for all purposes of this Agreement (and upon which a judgment may be entered by a court of competent jurisdiction), upon the earliest to occur of the following:

(a)    the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Seller and consented to by Buyer;

(b)    the expiration of 10 days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.4.2; or

(c)    the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.4.3, absent manifest error, in which case either party may within 10 days of receipt of such determination request a resolution of such manifest error.

2.4.5    Adjustment of Purchase Price. Upon determination of the Final Adjustment Statement and Final Post-Closing Adjustment pursuant to Section 2.4.4:

(a)    If the Purchase Price is less than the Estimated Purchase Price (the “Seller Deficiency Amount”), then within five Business Days after the final determination of the Final Post-Closing Adjustment, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute from the Escrow Amount to Buyer, an amount equal to the lesser of (i) an amount equal to the amount by which the Purchase Price is less than the Estimated Purchase Price, and (ii) the Escrow Amount. If, after payment to Buyer from the Escrow Amount pursuant to the preceding sentence, any portion of the Escrow Amount remains, the Escrow Agent shall retain such amount until such Escrow Amount is to be disbursed in accordance with Section 9.8. If the amount payable to Buyer pursuant to this Section 2.4.5(a) exceeds the Escrow Amount (the amount of such excess, the “Shortfall Amount”), Seller shall (concurrent with the release of the Adjustment Escrow Amount pursuant to this Section 2.4.5(a), cause the Shortfall Amount to be paid to Buyer by wire transfer of immediately available funds to the account designated by Buyer.

(b)    If the Purchase Price is greater than the Estimated Purchase Price, then within five Business Days after the final determination of the Final Post-Closing Adjustment, Buyer shall make or cause to be made payment to Seller by wire transfer of immediately available funds to the account(s) designated by Seller, of an amount equal to the amount by which the Purchase Price exceeds the Estimated Purchase Price.

(c)    Except for the purpose of computing any brokerage fee or other compensation to Broker, any payment by Buyer or Seller under this Agreement, including pursuant to this Section 2.4.5, shall be treated as an adjustment to the Purchase Price, unless a contrary treatment is required by Law.

2.5    Allocation to Seller of the Purchase Price. Buyer’s payment or delivery of the Purchase Price (including any additional amount required pursuant to Section 2.4) into the Seller’s Account or as otherwise provided in Section 2.3 shall constitute payment or delivery by Buyer to Seller and satisfaction of Buyer’s obligation to pay or deliver such amount hereunder, and Buyer (and, following the Closing, the Company) shall thereafter have no liability or responsibility to any Person (including Seller) with respect to the allocation, determination, distribution or delivery of the Purchase Price and, following the Closing, any unused portion of the Escrow Amount.

ARTICLE 3
Representations and Warranties Concerning Seller and the Transaction

Seller represents and warrants to Buyer that the statements contained in this Article 3 are true, complete and correct as of the Closing Date:

3.1    Authority and Capacity. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, and each other Contract, instrument and document to be executed and delivered by Seller in connection herewith (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. Seller is the sole trustee of the 2018 John Hancock Revocable Trust dated March 6, 2018, and such trust was duly formed under the laws of the State of California.

3.2    Ownership of Stock. Seller is the beneficial and record owner and has good and marketable title to the Stock, free and clear of all Liens, and no other party holds any equity interest or securities of the Company. At the Closing, Buyer will acquire good and valid title to such Stock, free and clear of all Liens.

3.3    Execution and Delivery; Enforceability. This Agreement and each Seller Ancillary Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, similar laws relating to debtor relief, and general principles of equity. Seller is not a party to, subject to, or bound by any Order or any Contract which would prevent the execution or delivery of this Agreement or any Seller Ancillary Agreement by Seller or the sale or contribution of the Stock to Buyer.

3.4    Noncontravention. Seller is not required to submit any notice, report or other filing with, or obtain any consent, approval or authorization of, any Governmental Authority or any other Person in connection with the execution, delivery or performance of this Agreement or any Seller Ancillary Agreement, or the consummation of the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement or any Seller Ancillary Agreement by Seller will not: (a) conflict with or violate the Organizational Documents of Seller or the Company; (b) constitute or result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any Person to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any Person or result in the creation of any Lien upon any of the Stock pursuant to any Contract to which Seller is a party; or (c) violate any Laws or permits applicable to Seller or by which any of Seller’s properties or assets (including, with respect to Seller, the Stock) are bound or are subject.

3.5    Legal Proceedings. There is no Order or action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Seller, threatened against Seller, which would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement or any Seller Ancillary Agreement.

ARTICLE 4

Representations and Warranties Concerning the Company

Seller represents and warrants to Buyer that the statements contained in this Article 4 are true, complete and correct as of the Closing Date:

4.1    Organization and Good Standing; Authority and Enforceability. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated by the Company. The Company is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or the ownership of its properties require it to be so qualified or licensed. Schedule 4.1 sets forth a true and complete list of: (a) all jurisdictions in which the Company is qualified or licensed to do business as a foreign entity; (b) all directors, managers and officers of the Company; (c) the operating and payroll accounts of the Company and all authorized signers for each such account; and (d) all powers of attorney granted by the Company to any third party that are currently in effect. The Company possesses all requisite legal right, power, authority and capacity to execute, deliver and perform each Contract, instrument and document to be executed and delivered by the Company in connection herewith (collectively, the “Company Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. All necessary action on the part of the Company with respect to the consummation of the transactions contemplated hereby has been taken. Seller has provided to Buyer a true, complete and correct copy of the Organizational Documents of the Company. The Organizational Documents of the Company are in full force and effect, and the Company is not in violation of any provision thereof.

4.2    Capitalization. All of the issued and outstanding capital stock of the Company is owned by Seller as set forth on Schedule 4.2. The Stock is the only issued and outstanding equity of the Company. All of the Stock has been duly authorized and validly issued, and was issued in compliance with all applicable federal and state securities and other Laws and any preemptive rights, rights of first refusal or any other contractual rights of any Person, and Seller has no obligation to make further payments for its purchase of the Stock solely by reason of its ownership of the Stock or its status as a member of the Company. Except as set forth on Schedule 4.2: (a) there are no voting trusts, proxies or other Contracts with respect to the voting of any Stock or other equity interests in the Company; (b) there does not exist nor is there outstanding any right, security or other Contract granted to, issued to, or entered into with, any Person to cause the Company to issue or sell any Stock or other equity interests in, or other securities of, the Company to any Person (including any warrant, equity option, profits interest, equity appreciation right, or phantom equity, call, put, preemptive right, convertible debt obligation, subscription for equity or securities convertible into or exchangeable for equity of the Company, or any other similar right, security, instrument or Contract); (c) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of the Company are entitled to vote; and (d) there is no obligation, contingent or otherwise, of the Company, to (i) repurchase, redeem or otherwise acquire any Stock or other equity interests in the Company, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

4.3    Other Ventures. The Company does not own of record or beneficially any equity interest in any other Person, nor is the Company a partner or member of any partnership, limited liability company, joint venture or similar Contract.

4.4    Noncontravention. The Company is not required to submit any notice, report or other filing with, or obtain any consent or other approval of, any Governmental Authority or any other Person in connection with the execution and delivery by Seller of this Agreement, or by Seller of any Seller Ancillary Agreement or by the Company of any Company Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.4, neither the execution and delivery by Seller of this Agreement, or by Seller of any Seller Ancillary Agreement or by the Company of any Company Ancillary Agreement, nor the consummation by Seller or the Company of the transactions contemplated hereby or thereby, nor compliance by Seller or the Company with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provisions of the Organizational Documents of the Company, (b) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration with respect to, or give rise to any obligation of the Company to make any payments under, or result in the creation or imposition of a Lien upon the Company property or assets pursuant to, any Contract, Lease, Permit or Certification to which the Company is a party or by which the Company or its properties or assets may be subject, or (c) violate any Order or Law applicable to the Company or any of its properties or assets.

4.5    Financial.

4.5.1    Attached to Schedule 4.5.1 are true, correct and complete copies of: (a) the Company’s internally-prepared, unaudited financial statements as of and for the fiscal years ended December 31, 2022 and December 31, 2023 (collectively, the “Annual Financial Statements”); and (b) the Company’s internally-prepared, unaudited financial statements as of and for the ten month period ended October 31, 2024 (the “Internal Financial Statements,” and together with the Annual Financial Statements, collectively, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP, without modification of the accounting principles used in the preparation thereof throughout the periods presented, except, with respect to the Internal Financial Statements, for the absence of normal disclosures made in footnotes, and (ii) present fairly in all material respects the financial position of the Company as of the dates indicated and the results of operations for the periods then ended, including all revenue and expenses of the Company. The Financial Statements are consistent in all material respects with the books and records of the Company. The Company’ internally-prepared, unaudited balance sheet as of October 31, 2024 and included in the Internal Financial Statements is herein referred to as the “Acquisition Balance Sheet.”

4.5.2    The Company does not have any liabilities (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than those: (a) specifically reflected on and fully reserved against on the face of the Acquisition Balance Sheet; (b) incurred in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet, which have been recorded on the books and records of the Company in a manner consistent with the historical accounting practices of the Company; (c) pursuant to the Company Plans, Leases or Contracts and not resulting from a breach pursuant to, or violation of Law related to, any such items by the Company before the Closing; or (d) set forth on Schedule 4.5.2.

4.5.3    The books and records of the Company: (a) reflect all items of income and expense and all assets and liabilities required to be reflected in the Financial Statements in accordance with GAAP, with the exception of leases under the provisions of Accounting Standards Codifiction 842; and (b) are complete and correct in all material respects. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls of the Company that would adversely affect the ability of the Company to record, process, summarize and report financial information. There has been no, and there does not currently exist, any fraud or allegation of financial improprieties that involves the management of the Company.

4.6    Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since December 31, 2023, the business and operations of the Company has been conducted in the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since December 31, 2023:

(a)    there has not occurred any fact, event, development or circumstance (financial or otherwise) that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;

(b)    the Company has not (i) made any change in its Tax reporting or accounting principles, including with respect to (A) depreciation or amortization policies or rates, or (B) the payment of accounts payable or the collection of accounts receivable, (ii) settled or compromised any Tax liability, (iii) made, changed or rescinded any Tax election or accounting method, (iv) surrendered any right in respect of Taxes, (v) filed an amended Tax Return, (vi) entered into any closing agreement with respect to Taxes or settled any Tax claim or assessment, (vii) incurred any liability for Taxes outside the ordinary course of business, (viii) failed to pay any Tax that became due and payable (including any estimated Tax payments), (ix) prepared or filed any Tax Return in a manner inconsistent with past practice, or (x) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(c)    the Company has not (i) engaged in any activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the cancellation of products or services sold or offered by the Company following the Closing Date, including sales on terms or at prices outside the ordinary course of business, (ii) accelerated the receipt of accounts receivable or engaged in any other activity with customers that has or could reasonably be expected to have the effect of accelerating to pre-Closing periods sales or accounts receivable that would otherwise be expected to be made or collected in post-Closing periods, or (iii) conducted its cash management practices other than in the ordinary course of business (including with respect to collection of accounts receivable, payment of accounts payable and accrued expenses, pricing and credit practices and operation of cash management practices generally);

(d)    the Company has not incurred any Indebtedness other than Indebtedness set forth on Schedule 4.21, or assumed, guaranteed or endorsed the indebtedness of any other Person, or canceled any debt owed to the Company or released any claim possessed by the Company, other than in the ordinary course of business;

(e)    the Company has not suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets having a value in excess of $10,000 individually or $25,000 in the aggregate;

(f)    the Company has not (i) made, granted, or committed to make or grant (A) any bonus or any wage, salary or compensation increase to any director, manager, officer, employee, independent contractor or consultant, other than increases of less than $10,000 individually or $25,000 in the aggregate, or (B) an increase of any benefit provided under any Company Plan (except in accordance with the terms of any Company Plan), (ii) adopted, amended or terminated any Plan, or (iii) entered into, amended or terminated any employment Contract, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its directors, managers, officers, employees, independent contractors, consultants or equityholders;

(g)    the Company has not sold, assigned or transferred, or committed to sell, assign or transfer, any tangible or intangible assets other than sales of inventory or pursuant to contracts with customers in the ordinary course of business;

(h)    the Company has not purchased or leased, or committed to purchase or lease, any asset or group of related assets for an amount in excess of $25,000 individually or $50,000 in the aggregate, except for purchases of inventory and supplies in the ordinary course of business;

(i)    the Company has not made any capital expenditures or commitment for capital expenditures in an amount more than $25,000 individually or $50,000 in the aggregate;

(j)    the Company has not engaged in any transactions with, or entered into any Contract with, any Affiliate;

(k)    the Company has not (i) mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its properties or assets, or (ii) discharged or satisfied any Lien, except in the ordinary course of business;

(l)    the Company has not entered into any Material Contract or amended, modified or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);

(m)    the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate or any employee, director, manager or officer of the Company, except with respect to payments and reimbursement of fees and expenses of, and compensation for, employees, directors, managers and officers of the Company in the ordinary course of business;

(n)    the Company has not granted any license or sublicense of any rights under or with respect to any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, or disposed of or abandoned any rights in, to or for the use of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property;

(o)    the Company has not instituted or settled any action, claim, suit or proceeding that involved stated claims of more than $10,000 or $25,000 in the aggregate;

(p)    the Company has not made any amendment to its Organizational Documents;

(q)    the Company has not declared or paid any dividends or distributions or repurchased or redeemed any of its outstanding equity securities;

(r)    the Company has not issued, granted or sold any interest/stock of any class or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any interest/stock of any class or other equity interests of the Company or split, combined or subdivided equity interests of the Company;

(s)    the Company has not merged or consolidated with any Person, or otherwise acquired any capital stock or business of, any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions; and

(t)    the Company has not agreed to take any of the actions described in subsections (a) through (s) above.

4.7    Taxes. Except as set forth on Schedule 4.7:

4.7.1    All Taxes due and payable by the Company, or claimed or asserted by any Taxing Authority to be due and payable by the Company (in each case, whether or not shown, or required to be shown, on any Tax Return), have been timely paid, other than Taxes which are not yet due or owing or that are being contested in good faith by appropriate proceedings, and for which, in each case, adequate reserves have been established in accordance with GAAP on the Acquisition Balance Sheet. All Tax Returns required to be filed by or on behalf of the Company in all jurisdictions in which such Tax Returns are required to be filed under applicable Law (after giving effect to any duly obtained extensions of time in which to make such filings) have been duly and timely filed and are true and complete in all material respects.

4.7.2    There are no Tax claims, audits or proceedings pending or, to Seller’s Knowledge, threatened, in connection with the Company. Neither the Company nor Seller has received from any Taxing Authority (including in jurisdictions where the Company has not filed Tax Returns), any: (a) notice indicating an intent to open an audit or other review; (b) request for information related to Tax matters; or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company. No claim has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

4.7.3    There are not currently in force any waivers or Contracts binding upon the Company for the extension of time or statute of limitations within which to file any Tax Return or for the assessment, payment or collection of any Tax. The Company is not a party to, or bound by, any Tax allocation or Tax-sharing Contract with any other Person or has any contractual obligation to indemnify any other Person with respect to Taxes. The Company does not have any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as a transferee or successor, by Contract or otherwise.

4.7.4    The Company has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. All sales and use Taxes required to be collected and paid over by the Company have been properly collected and paid over to the relevant Taxing Authority.

4.7.5    The Company has not executed or entered into any Contract with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any Contract executed or entered into on its behalf with, any Taxing Authority relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

4.7.6    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.7.7    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

4.7.8    The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any:

(a)    change in accounting method for a Pre-Closing Tax Period;

(b)    “closing agreement” as described in Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law;

(c)    intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(d)    installment sale or open transaction disposition made on or before the Closing Date; or

(e)    prepaid amount received on or before the Closing Date.

4.7.9    The liabilities associated with any and all prior acquisition transactions involving the Company were correctly accounted for Tax purposes.

4.7.10    The Company has not distributed equity of another Person, or had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

4.7.11    The Company is not, and has not been, a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

4.7.12    The Company has not had, and does not have, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and any foreign country.

4.7.13    The Company has timely filed with all appropriate Governmental Authorities all Unclaimed Property reports required to be filed by or with respect to it, either separately or as part of an affiliated group of entities, pursuant to the Laws of any Governmental Authority with authority over the Company or its assets or business, on or before the Closing Date, and such reports were correct and complete when filed. The Company has properly paid over (or escheated) to such Governmental Authority all sums constituting Unclaimed Property as of the Closing Date. With respect to funds or property for which the dormancy period may be running as of the Closing Date, the Company has reserved sufficient sums to pay over (or escheat) to the appropriate Governmental Authority all amounts that may become due in the future.

4.7.14    The Company is not, and has never been, a member of a group filing or required to file an affiliated, consolidated, combined, or unitary Tax Return.

4.7.15    The Company is not, and has never been, required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of Law by reason of any change in any accounting method, nor will it be required to make such an adjustment as a result of the transactions contemplated by this Agreement or to include any item in taxable income post-Closing (or exclude any item of deduction or loss post-Closing) as a result of such section, any similar provision, or any change in accounting methods for Tax purposes, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Governmental Authority has proposed any such adjustment or change in accounting method.

4.7.16    The Company is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes.

4.7.17    All related party transactions involving or with respect to the Company have been on an arms’ length basis in accordance with Section 482 of the Code or any state, local, or foreign Law equivalent.

4.7.18    The Company does not have, and has never had, a foreign bank account or foreign investments.

4.7.19    There are no Liens for unpaid Taxes on the assets of the Company, except for Permitted Liens.

4.7.20    The Company has (a) not elected to defer the payment of any Taxes pursuant to Section 2302 of the CARES Act and (b) to the extent applicable, materially complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act. Any Taxes deferred pursuant to COVID-19 relief provisions (including employer payroll Tax deferrals) have been paid or are scheduled to be paid within the applicable legal deadlines, and no penalties, interest, or additional Taxes are due or will be imposed as a result of such deferrals. The Company has complied in all material respects with the requirements of any COVID-19-related Tax relief or assistance programs, including but not limited to with respect to the deferral of payroll Taxes, and any other relief measures enacted by federal, state, local, or foreign Governmental Authorities in response to the COVID-19 pandemic.

4.7.21    Schedule 4.7.21 lists each Tax period for which the Company has claimed an Employee Retention Credit, the amount claimed, and the amount of any such credit received by the Company in cash, in each case as of the Closing Date. The Company was eligible to claim, and properly claimed, the Employee Retention Credits set forth on Schedule 4.7.21.

4.7.22    The Company has made available to Buyer true, correct, and complete copies of all Tax Returns and all examination reports and statements of deficiencies filed by, assessed against, or agreed to by the Company since December 31, 2020.

4.7.23    Since the date of its formation, the Company has at all times been classified as a “C” corporation for U.S. federal income Tax purposes and applicable state and local income tax purposes.

4.8    Employees.

4.8.1    Except as set forth on Schedule 4.8.1, there are no, and in the past five years there have been no, pending or, to Seller’s Knowledge, threatened claims by any current or former employee of the Company with respect to his or her employment, termination of employment, compensation or benefits (other than routine claims for benefits under the Company Plans in the ordinary course). The Company has not been and is not a party to, or bound by, any collective bargaining agreement with any labor organization, nor is there currently or has there been in the past five years, any pending or, to Seller’s Knowledge, threatened, union organizational activities or proceedings with respect to employees of the Company. Schedule 4.8.1 sets forth a complete list of all employees of the Company, including their age, name, title, date of hire, location of work, accrued vacation, whether hourly or salaried and hourly or salaried rate respectively, exempt or non-exempt status, employment status (full-time, part-time, temporary, seasonal), commission eligibility/rate, and bonus eligibility/rate. Schedule 4.8.1 sets forth a complete list of independent contractors engaged at any time by the Company in the past three years, including: name; role/services; date of engagement; and whether a written contract exists with contractor. Schedule 4.8.1 sets forth, a complete list of all contingent workers as of the date hereof engaged through a third-party temporary employment agency and the location and start date of each such individual. No labor strike, slowdown or stoppage is pending or, to Seller’s Knowledge, threatened against the Company. The Company is and has at all times been in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, anti-discrimination or anti-retaliation Laws (including Title VII of the Civil Rights Act of 1964, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the False Claims Act), civil rights, safety and health and workers’ compensation, engagement of independent contractors (including the classification of individuals as employees or independent contractors) and the withholding and payment of income and employment taxes any similar Tax. There has been no “mass layoff” or “plant closing” as defined by the WARN Act. Except as set forth on Schedule 4.8.1, all employees of the Company are “at will” and the Company does not employ or retain the services of any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the transactions described in this Agreement, without notice and without further liability to the Company. Each employment or service agreement with each employee of the Company complies in all material respects with all applicable Laws, including Section 409A of the Code. To Seller’s Knowledge, no executive or key employee has any present intention to terminate his or her employment with the Company.

4.8.2    All current and former employees and independent contractors of the Company have been paid all wages, salaries, wage premiums, commissions, bonuses, fees and other compensation to which they are entitled under applicable Law, Contract or policy and no fines, Taxes, interest or other penalties are owed for any failure to pay or delinquency in paying such compensation.

4.8.3    The Company has accurately completed and maintains in its files Forms I-9 with respect to each of its employees. In the past five years, the Company has not received any notice from any Governmental Authority that any of its employees has a name or Social Security Number that does not match the name or Social Security Number maintained by such Governmental Authority. All employees of the Company working in the United States are legally authorized to work in the United States.

4.9    Employee Benefit Plans and Other Compensation Arrangements.

4.9.1    Set forth on Schedule 4.9.1 is a true and complete list of all Company Plans. True and complete copies of the following documents with respect to each Company Plan have been made available to Buyer, as applicable: (a) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto; (b) the Forms 5500 and all schedules thereto for the most recent five years; (c) the most recent valuation report, including any FAS 106 report; (d) the most recent IRS determination or opinion letter; (e) the most recent summary plan description and subsequent summaries of material modifications; (f) the most recent financial statements; and (g) written summaries of all material terms of unwritten Company Plans.

4.9.2    Except as set forth on Schedule 4.9.2:

(a)    neither the Company nor any ERISA Affiliate has sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) of the Code), whether or not waived, with respect to any such plan;

(b)    the Company Plans and any related trusts currently satisfy, and for all prior periods have satisfied, in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;

(c)    all of the Company Plans have been operated in compliance in all material respects with their respective terms and all applicable Laws;

(d)    the Company has no liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the terms of the Company Plans, none of which are overdue;

(e)    neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will now or at any time in the future (i) result in any payment becoming due to any manager, director, officer, current or former employee, independent contractor or consultant of the Company from the Company under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits;

(f)    none of the Company Plans provide life, medical, dental, vision or other welfare coverage to Persons who are not current employees of the Company or their dependents or for periods extending beyond the last day of the month of termination of employment, except as required by Part 6 of Title I of ERISA, Section 4980B of the Code, or any similar state or local Law;

(g)    the Company has retained the right to unilaterally amend or terminate each Company Plan to the fullest extent permitted by Law;

(h)    (i) each Company Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (A) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (B) for the past five years, has been in compliance in all material respects with all applicable Healthcare Reform Laws, and (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company or any Company Plan to penalties or excise Taxes under Sections 4980D, 4980H, or 4980I of the Code;

(i)    no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in payments which would not be deductible under Section 280G of the Code; and

(j)    each Company Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (or which would be but for an exemption) has been maintained and administered in all material respects with Section 409A of the Code, and no options or rights to purchase equity of the Company provide for (or provided for) a deferral of compensation (as contemplated under Section 1.409A-1(b)(i) of the Treasury Regulations).

4.10    Environmental Matters. To Seller’s Knowledge, except as set forth on Schedule 4.10:

4.10.1    The Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws. Without limiting the foregoing, the Company: (a) has timely obtained, and is and has been in compliance in all material respects with, all Permits required under Environmental Law for the ownership, lease, operation or use of the business or assets of the Company; and (b) has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law.

4.10.2    The Company has not generated, Treated, Stored, Disposed or or transported any regulated amount of Hazardous Material at, on, under or from any of the Leased Real Property or any other property occupied or used by the Company.

4.10.3    There are not any asbestos- or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Leased Real Property or into other assets of the Company.

4.10.4    The Company has not sent any Hazardous Material to a site that, pursuant to any Environmental Law: (a) has been placed or proposed for placement on the National Priorities List or any similar state list; or to Seller’s Knowledge (b) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location.

4.10.5    The Company has not received any notice, Order, demand, inquiry, summons, complaint, directive, warning, request for information, notice of violation or other communication (“Environmental Notice”) from any Governmental Authority, citizens’ group, employee or other Person, nor is Seller aware of any other Environmental Notice, in each case claiming that the Company or its business is or may be liable for: (a) any actual or alleged violation of or noncompliance with any Environmental Law; (b) any actual or alleged obligation to undertake or bear the cost of any liabilities under any Environmental Law with respect to the Leased Real Property or any property or facility at or to which any Hazardous Material generated, manufactured, Stored, handled, imported, used or processed by the Company has been transported, Treated, Stored, transferred, Disposed, recycled or received; or (c) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material.

4.10.6    There are and have been no underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any of the Leased Real Property. No such structures or materials been removed from any of the Leased Real Property while the Company has been a tenant on such Leased Real Property, except in accordance with applicable Environmental Law.

4.10.7    Except as set forth in Section 4.10.7(a), there has been no Release, threatened Release or Disposal of any Hazardous Material at, on, under or from the Leased Real Property while the Company has been a tenant on such Leased Real Property or any other property or facility owned or leased by the Company in an amount or concentration that could reasonably be expected to require the Company to perform any notification, investigation, assessment, clean-up, Removal, Response, corrective or any other Remedial action or to pay for the cost of any such action under any Environmental Law.

(a)    Seller is aware of the staining from manufacturing operations observable on the concrete and asphalt pavement throughout the interior and exterior areas of the facility at 2630 Pacific Park Drive, Whittier, California, but represents and warrants that, to Seller’s Knowledge, the Company has not Released any Hazardous Material at, under, or on the Leased Real Property at those locations.

4.10.8    Seller has furnished to Buyer: (a) all environmental reports, audits, assessments, correspondence, test results, studies, or other documents pertaining to (i) any past or present environmental condition concerning the business or assets of the Company, or on, under or at the Leased Real Property, or (ii) Hazardous Materials or Environmental Law prepared by or for Seller or the Company or in the possession or control of Seller or the Company with respect to the business or assets of the Company; and (b) all Permits issued to the Company by any Governmental Authority pursuant to any Environmental Law, true and complete copies of which have been provided to Buyer.

4.10.9    The Company has never sold any product containing any per- and polyfluoroalkyl substances (“PFAS”) and no raw material used by the Company in the manufacture of its products contains or ever contained any PFAS.

4.11    Permits; Compliance with Laws.

4.11.1    The Company has complied and is in compliance in all material respects with all applicable Laws (including, without limitation, ITAR) and Orders, and the Company possesses and is, and has at all times been, in compliance in all material respects with (i) all licenses, permits, registrations, certificates of occupancy, approvals, authorizations, qualifications, consents and certificates from any Governmental Authority which are required under applicable Law with respect to the operation of its business (collectively, the “Permits”), and (ii) all certificates, registrations, accreditations, qualifications and approvals of any independent body or accreditation body that are required to service its customers or are required to operate the business of the Company as currently conducted or as contemplated to be conducted (collectively, the “Certifications”). Each Permit and each Certification is listed on Schedule 4.11.1(a). During the past five years, any self-attestation or other similar certification made by the Company or its directors, managers, officers or employees with respect to any Law, Certification or other standard applicable to the operation of the Company’s business was complete and accurate in all material respects. Except as set forth on Schedule 4.11.1(b), in the past five years, neither the Company nor Seller has received any notice from any Person alleging any noncompliance by the Company with any Law (including, without limitation, ITAR), Order, Permit, Certification or other standard applicable to the operation of the Company’s business. Each Permit and each Certification is valid and in full force and effect, and none of the Certifications or Permits will lapse, terminate, expire or otherwise be impaired (as they relate to the right or authorization of the Company) as a result of the consummation of the transactions contemplated herein.

4.11.2    Neither the Company, Seller, nor any of their respective directors, managers, officers, executives, representatives, agents or employees: (a) has used or is using any funds of the Company for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any funds of the Company for any direct or indirect unlawful payments to any foreign or domestic government officials or employees applicable to Seller or the Company; (c) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and all rules and regulations adopted pursuant thereto, or any similar local, state or foreign Laws, including all rules and resolutions adopted pursuant thereto; (d) has established or maintained, or is maintaining, any unlawful fund of monies or other properties of the Company; (e) has made any bribe, payoff, influence payment, kickback or other similar payment of any nature, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law; (f) has violated any anti-boycott provisions of any applicable Law or other applicable Law relating to exports and embargos; or (g) has violated or is violating any provision of the International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. Parts 120-130).

4.11.3    Except as set forth on Schedule 4.11.3: (a) the Company and all services provided and each product sold by the Company (the “Company Products and Services”) are being, and have been, conducted, delivered, marketed, advertised and promoted in compliance in all material respects with all applicable Laws and Orders; (b) the Company has not received notice and is not otherwise aware that any Company Products and Services or any Leased Real Property, are, or at any time have been, the subject of any warning letter, untitled letter, notice of violation or inspectional observation, notice of suspension, notice of intended enforcement, seizure, injunction, regulatory enforcement action or criminal action issued, initiated or threatened by any Governmental Authority or under any applicable Law during the past five years; (c) the Company is not a party or subject to or in default under any Order, unsatisfied judgment or unsatisfied settlement agreement; and (d) during the past five years, the Company has not been excluded, debarred or suspended from participation under any government program.

4.11.4    Seller has made available to Buyer all correspondence to or from a Governmental Authority within the past five years relating to any of the Company Products and Services or the Leased Real Property. There are no pending or, to Seller’s Knowledge, threatened claims, investigations or demand letters relating to any alleged hazard or alleged defect, failure to warn, or alleged breach of express or implied warranty or representation relating to any Company Products and Services. Seller has made available to Buyer and set forth on Schedule 4.11.4 every material complaint and notice of alleged defect or adverse event with respect to any Company Products and Services that has been received by the Company within the past five years.

4.12    Real and Personal Properties.

4.12.1    Real Property.

(a)    The Company does not own (and has never owned) any real property.

(b)    Schedule 4.12.1(b) identifies the Leased Real Property and lists the leases relating to such Leased Real Property, whether written or oral (the “Leases”). The Company has a valid and subsisting leasehold estate and the right to quiet enjoyment of the applicable portion of such Leased Real Property. With respect to each Lease, (i) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to such Lease have been paid in full, (ii) there is no existing default by the Company or by the lessor of such Lease, (iii) the Company has not received any notice that it is in default under such Lease, (iv) the Company has not received any notice that the owner of the applicable Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees due thereunder, and (v) there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by the Company. The Leases provided to Buyer are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property, and no Leases have been amended, modified or terminated other than amendments or modifications provided to Buyer.

(c)    To Seller’s Knowledge, neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received by the Company. To Seller’s Knowledge, no such condemnation, requisition or taking is threatened or contemplated. To Seller’s Knowledge, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Leased Real Property. Neither the Company nor Seller has been notified of future improvements by any Governmental Authority, any part of the cost of which would or might be asserted against the Company.

(d)    To Seller’s Knowledge, the Leased Real Property is in compliance in all material respects with all applicable Laws. The zoning of each parcel of the Leased Real Property permits the existing improvements and uses of the Company, subject to no variances, conditional use permits or other special use restrictions.

(e)    To Seller’s Knowledge, each of the buildings, structures, improvements and systems (including, without limitation, the roof, heating, ventilating, air conditioning, plumbing, electrical and drainage systems) situated or located on the Leased Real Property is in good condition and repair, contains no material structural defects and is in a condition sufficient for the Company to conduct its operations as currently conducted and as is contemplated to be conducted by the Company. None of the buildings, structures or improvements situated on the Leased Real Property, during the period of time during which such Leased Real Property has been leased by the Company, has been damaged by fire or other casualty, except for such damage as has been fully repaired and restored. Each of the buildings, structures and improvements situated on the Leased Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.

(f)    All utilities are separately metered within each Leased Real Property. To Seller’s Knowledge, all of the streets, roads and avenues adjoining or adjacent to the Leased Real Property are publicly owned and maintained without assessment or charge to the Company.

(g)    To Seller’s Knowledge, no Leased Real Property is subject to any options, purchase or sale contracts, leases or rights of occupancy or other Contracts not otherwise identified in this Agreement.

4.12.2    Personal Property. The Company has good and marketable title to, or a valid leasehold interest in, each of the items of tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business since the date of the Acquisition Balance Sheet), free and clear of all Liens (except for Permitted Liens). The tangible personal property and assets of the Company that are used in or useful to the business of the Company are free from defects and in good operating condition and repair, reasonable wear and tear excepted, and none of such property or assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for the personal property leases and bailments indicated on Schedule 4.12.2(a), no Person, other than the Company, owns or utilizes any tangible personal property used by the Company in the operation of their business. The assets (tangible and intangible, real and personal) owned, licensed and leased by the Company are sufficient for the Company to conduct their business as currently conducted and as contemplated to be conducted by the Company. The tangible assets owned and leased by the Company are located at the Leased Real Property.

4.13    Inventory; Accounts Receivable; Accounts Payable.

4.13.1    The inventory (including raw materials, samples, work-in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials)) reflected on the Acquisition Balance Sheet and the inventory acquired after the date of the Acquisition Balance Sheet and reflected on the books and records of the Company: (a) is merchantable and fit for the purpose for which it was procured or manufactured; (b) is of a quality and in a quantity usable and saleable in the ordinary course of business; and (c) is not slow-moving, obsolete, damaged or defective. The inventory reflected on the Acquisition Balance Sheet and inventory acquired thereafter and reflected on the books and records of the Company is stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied, and the excess and obsolete inventory reserve reflected on the Acquisition Balance Sheet, if any, is adequate and has been calculated in accordance with GAAP.

4.13.2    The accounts receivable reflected on the Acquisition Balance Sheet and the accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Company: (a) represent bona fide and valid accounts receivable arising from sales actually made or services actually performed and for which full performance has been rendered by the Company; and (b) are fully-collectible and will be collected in full by the Company within 120 days after Closing, except for products sold to IVRI/Aggreko on extended credit terms (which are collectible within 365 days after Closing) and any reserve for doubtful accounts reflected in the Final Adjustment Statement. The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising thereafter and reflected on the books and records of the Company are stated accurately and completely thereon in accordance with GAAP, including allowances for doubtful accounts. In the past 12 months, no customer of the Company has, and the Company has not permitted any customer to: (a) have, any rebates, volume discounts, free services, mark-downs, rights of contest, claim or setoff with respect to its accounts receivable; or (b) change its payment or pricing terms with respect to the Company.

4.13.3    The accounts payable of the Company reflected on the Acquisition Balance Sheet and the accounts payable arising after the Balance Sheet Date and reflected on the books and records of the Company arose from bona fide transactions in the ordinary course of business, and all such accounts payable have either been paid or are not yet due and payable in the ordinary course of business. In the past 12 months, no supplier of the Company has changed, and the Company has not permitted any supplier to change, its payment or pricing terms with respect to the Company.

4.14    Intellectual Properties; Data Privacy and Security; Systems.

4.14.1    Schedule 4.14.1 sets forth a complete and correct list of all: (i) Company Owned Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued and pending patent applications, registered Marks or applications therefor, Internet domain names, registered Copyrights, or other applications for registration of Company Owned Intellectual Property; and (ii) material unregistered Marks, material unregistered Copyrights, material Trade Secrets, and proprietary software included in the Company Owned Intellectual Property.

4.14.2    Schedule 4.14.2 sets forth all Contracts under which the Company grants to a third party any license to any Company Owned Intellectual Property (the “Outbound Licenses”).

4.14.3    Schedule 4.14.3 sets forth a complete and correct list of all Company Licensed Intellectual Property and identifies the licensor of such Company Licensed Intellectual Property. The Company Owned Intellectual Property, together with the Company Licensed Intellectual Property, constitutes all of the Intellectual Property used in or necessary for the conduct of the Company’ business as currently conducted.

4.14.4    Schedule 4.14.4 sets forth all Contracts under which the Company receives any license to any Company Licensed Intellectual Property (the “Inbound Licenses”). All fees due as of the Closing Date associated with maintaining any registered Company Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority, and all filings required as of the Closing Date associated with maintaining any registered Company Owned Intellectual Property have been made, and no such fees are due and no such filings are required within 90 days of the Closing Date.

4.14.5    Except as set forth on Schedule 4.14.5:

(a)    the Company owns and possesses all, right, title and interest in and to the Company Owned Intellectual Property as currently being used by the Company;

(b)    the Company owns and possesses a valid and enforceable right or license to use the Company Licensed Intellectual Property as currently being used by the Company;

(c)    the Company Owned Intellectual Property is not subject to any Liens (other than Permitted Liens) and is not subject to any restrictions or limitations regarding use or disclosure, other than pursuant to Law or a written Outbound License applicable thereto;

(d)    (i) the issued Patents and registered Intellectual Property, and the applications therefor, included among the Company Owned Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired or abandoned, and (ii) the Company has not abandoned, cancelled or permitted to be abandoned, cancelled, or lapsed, any issued Patents or registered Intellectual Property, or the applications therefor, that are currently included among the Company Owned Intellectual Property, nor have there been any interference actions, re-examinations, cancellation proceedings, or other judicial, arbitration or other adversarial proceedings with respect to any such Company Owned Intellectual Property during the past five years;

(e)    except pursuant to an Outbound License set forth on Schedule 4.14.2, the Company has not licensed or otherwise granted any right to any Person under any Company Owned Intellectual Property;

(f)    (i) the Company has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third party, (ii) the conduct of business as currently conducted by the Company does not infringe upon, misappropriate, or otherwise conflict with, any Mark, Patent or other Intellectual Property owned or controlled by any third party, and (iii) the Company has not received in the last five years any notice regarding, and there are currently no actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever related to any of the foregoing (including any demands or offers to license any Intellectual Property from any third party, and any claims asserting the invalidity, misuse or unenforceability of any Company Owned Intellectual Property now or formerly owned by the Company);

(g)    (i) to Seller’s Knowledge, no third party (including employees of the Company) has infringed, misappropriated or otherwise conflicted with the Company Owned Intellectual Property, and (ii) no such claims have been brought or threatened against any third party by the Company (including any demands or offers to license any Company Owned Intellectual Property now or formerly owned by the Company);

(h)    all royalties and other fees owed by the Company pursuant to the Inbound Licenses have been paid in full;

(i)    to Seller’s Knowledge, none of the Company Owned Intellectual Property has been used, divulged or appropriated for the benefit of any current or former employee of the Company or any other Person, or to the detriment of the Company;

(j)    each former and current employee and independent contractor of the Company who has or has had access to any Trade Secrets of the Company has executed a confidentiality agreement in the favor of the Company;

(k)     the Company has taken commercially reasonable precautions to protect the secrecy and value of its Trade Secrets;

(l)    the Company has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in any Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company and irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law;

(m)    to Seller’s Knowledge, (i) no employee of the Company has entered into any Contract that restricts or limits in any material way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning work resulting from such employee’s service to the Company to anyone other than the Company, and (ii) no employee of the Company is, or is currently expected to be, in default under any term of any such Contract;

(n)    the Company does not have any obligation to indemnify, hold harmless, or defend any third party in connection with claims for intellectual property infringement or misappropriation;

(o)    (i) the Company has complied at all times in all material respects with all applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information, (ii) the Company has adopted internal policies and reasonable technical measures to protect the confidentiality, security and integrity of personally identifiable information maintained, processed or transmitted by or through its websites or internal systems, (iii) the Company is in compliance with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information), (iv) to Seller’s Knowledge, no Governmental Authority has commenced any proceedings or investigations, and no Person has made any claim, charge or demand in writing, relating to the information privacy or data security practices of the Company, including with respect to the collection, use, transfer, storage or disposal of personal information maintained by or on behalf of the Company, or, to Seller’s Knowledge, threatened any such proceeding, claim, charge or demand or made any complaint, investigation or inquiry relating to such practices, (v) upon the Closing, the Company will continue to have the right to use such personal information on identical terms and conditions as the Company enjoyed immediately before the Closing, and (vi) the Company has not experienced any incident in which any data or other information (including, without limitation, any personally identifiable information) maintained, owned, transmitted or otherwise possessed by the Company was or may have been stolen, lost, damaged or improperly accessed or the subject of a breach or other incident (including, without limitation, any such incident that has required, or which the Company determined does or will require, notice thereof to any Person under any applicable Law or its internal policies), and, to Seller’s Knowledge, there are no facts suggesting the likelihood of the foregoing, including any breach of security or any notices or complaints from any Person regarding personally identifiable information;

(p)    any software included in the Company Owned Intellectual Property or used by the Company that has not been licensed from another Person pursuant to a written license agreement (collectively, the “Company Software”) was either (i) developed by employees of the Company within the scope of their employment as a work for hire or by employees who have assigned (and provided waivers of all moral rights) to the Company all of their rights thereto, (ii) developed by independent contractors who have assigned their rights to the Company Software to the Company pursuant to written Contracts, or (iii) otherwise acquired by the Company from a third party who expressly assigned all of its Intellectual Property rights in the Company Software to the Company.  Such Company Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than the Company, except for such programming code, documentation or other materials or development environments obtained by the Company from other Persons who make such programming code, documentation or other materials or development environments generally commercially available.  No Company Software is subject to the terms of any “open source,” “copyleft,” or other similar license or distribution models that would require the Company to make the source code of that Company Software publicly available; and

(q)    all servers, software, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment owned or used by or for the Company (i) are, to Seller’s Knowledge, free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) are fully functional and operate and run in a reasonable and efficient manner, (iii) are sufficient for the current needs of the business of the Company, including as to capacity and ability to meet current peak volumes in a timely manner, (iv) have had no material failures, breakdowns, outages, or unavailability of any of the foregoing in the past 12 months, (v) conform in all material respects to the specifications and purposes thereof, and (vi) have had no existing pattern or repetition of customer complaints regarding functionality or performance. The Company has taken all commercially reasonable steps to safeguard the internal and external integrity of such servers, software, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment owned or used by or for the Company and the data contained therein (including the data of its customers and employees).

4.15    Government Contracts.

4.15.1    A true, correct and complete list of each Government Contract which is in effect as of the date of this Agreement and each Government Bid to which the Company is a party and for which an award has not been issued before the Closing Date is set forth on Schedule 4.15.

4.15.2    Neither the Company nor any of its managers, directors, officers, or employees, consultants or agents, is or has been under: (a) any administrative, civil or criminal indictment or investigation by any Governmental Authority; or (b) any audit by any Governmental Authority, in either case with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Bid. The Company has not been suspended or debarred from doing business with any Governmental Authority, and the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract.

4.16    Contracts.

4.16.1    Schedule 4.16.1 lists (by subsection) all of the written or oral agreements, contracts, leases, purchase and sales orders, commitments, arrangements, understandings, letters of understanding or undertakings (collectively, “Contracts”) to which the Company is now a party or by which any of its assets are now bound or are subject that fall into any of the following categories:

(a)    Contracts or group of related Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person or group of related Persons under which the annual value of such goods or services purchased thereunder has, or could reasonably be expected to have, an aggregate purchase price in excess of $25,000;

(b)    Contracts or group of related Contracts which provide for the sale of goods or services by the Company to any one Person or group of related Persons under which the annual value of such goods or services sold thereunder has, or could reasonably be expected to have, an aggregate sale price in excess of $25,000;

(c)    Contracts pursuant to which the Company acquired substantially all of the assets or the equity of another Person;

(d)    Contracts relating to Indebtedness or to the granting by the Company of a Lien on its assets, or any guaranty by the Company of any obligation in respect of borrowed money or otherwise;

(e)    Contracts with dealers, distributors or sales representatives;

(f)    currently binding employment Contracts with any employee, officer, consultant or management advisor (other than offer letters offering employment on an at-will basis and containing no other employment terms);

(g)    Contracts which limit the freedom of the Company to engage in any business or compete with any Person;

(h)    Contracts pursuant to which the Company is a lessor or a lessee of any personal or real property (other than the Leases), or holds or operate any tangible personal property owned by another Person, except for any such individual lease for personal property under which the aggregate annual rent or lease payments do not exceed $15,000;

(i)    equity option Contracts, warrants, convertible securities, or any other Contracts (whether written or oral) for the purchase or issuance of equity or phantom equity (or other similar equity-like rights) of the Company;

(j)    Contracts restricting the transfer of equity of the Company, obligating the Company to issue or repurchase its equity, or relating to the equity or the election of managers, directors or officers of the Company;

(k)    each partnership or joint venture Contract, or other similar Contract involving the sharing of profits;

(l)    each Contract not included in subsection (f) providing for severance, retention, change in control or other similar payments;

(m)    each Contract with Seller or any current or former officer, director, manager, equityholder or Affiliate of the Company;

(n)    Contracts under which the Company has made advances or loans to any other Person;

(o)    each Contract with a Material Customer or Material Supplier;

(p)    each Contract containing a “most-favored nation” pricing agreement;

(q)    each Contract that constitutes a “requirements” Contract or a “take or pay” arrangement;

(r)    each Contract containing special warranties, rebate arrangements, mark-down arrangements, penalty provisions related to nonperformance of service requirements, agreements to take back or exchange goods, consignment arrangements or similar understandings with any customer or supplier of the Company;

(s)    all Inbound Licenses;

(t)    all Outbound Licenses;

(u)    all Government Contracts; and

(v)    any other Contract that requires the Company to make payments in excess of $25,000 and is not terminable by the Company without penalty upon less than 60 days’ prior written notice.

4.16.2    Complete copies of each Contract required to be identified on Schedule 4.16.1, including amendments, waivers or other changes thereto (collectively, the “Material Contracts”), have been provided to Buyer. In the case of each oral Material Contract, Schedule 4.16.1 also includes a brief description of such oral Contract. Each Material Contract is legally valid and binding on, and enforceable by, the Company, and, to Seller’s Knowledge, the other party thereto, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder. The Company has performed all obligations required to be performed by it pursuant to each Material Contract, and the Company is not in breach or default thereunder (and, to Seller’s Knowledge, no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default), and, to Seller’s Knowledge, no other party to any Material Contract is in breach or default thereunder. Each of the Material Contracts will remain in full force and effect immediately upon the consummation of the transactions contemplated by this Agreement. The Company has not received any notice of any Person’s intent to terminate or materially amend any Material Contract. The Company has not amended, canceled, terminated, relinquished, waived or released any Material Contract or right thereunder, except in the ordinary course of business and which, in the aggregate, would not be material to the Company. There are no Material Contracts or Government Bids to which the Company is a party premised on the Company having “8(a) status”, “small business status”, “small disadvantaged business status”, “protégé status”, “women-owned status” (as those terms are used in the Federal Acquisition Regulation or Small Business Association regulations), or other preferential status. All Material Contracts have been awarded, and all Government Bids have been submitted, without reliance on preferential treatment of any kind based on the Company’s size or ownership.

4.17    Litigation. Except as set forth on Schedule 4.17, there are no, and in the past five years there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending or, to Seller’s Knowledge, threatened, against the Company or that would prohibit Seller or the Company from consummating the transactions contemplated hereunder or affect the ability of the Company to conduct its business and own its assets from and after the Closing. Except as set forth on Schedule 4.17, the Company is not a party or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an “Order”). No event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, the commencement of any actions, suits, arbitrations, judgments, proceedings, investigations or claims against, related to or affecting the Company or its business, operations or assets.

4.18    Product and Service Warranties and Liabilities.

4.18.1    Except as set forth on Schedule 4.18.1, in the past five years, there have been no product or service warranty claims during any annual period in excess of $25,000 individually or $50,000 in the aggregate made against the Company alleging that any services provided by the Company or any products manufactured, distributed, sold or installed by the Company are defective or improperly designed, and no such claims are currently pending or, to Seller’s Knowledge, threatened against the Company. Schedule 4.18.1 includes copies of the standard terms and conditions of sale for the Company (containing any applicable guaranty, warranty and indemnity provisions). Except for conditions or warranties implied or imposed by applicable Laws or otherwise contained in the standard terms and conditions of the Company (which, if any, are set forth on Schedule 4.18.1), the Company has not given a condition or warranty or made a representation in respect of products manufactured, distributed, sold, leased or installed, or services provided, by the Company. Each product manufactured, distributed, sold, leased or installed, and service provided, by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties. Except as set forth on Schedule 4.18.1, the Company does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) for any products manufactured, distributed, sold, leased or installed, or services provided, by the Company or other damages in connection therewith.

4.18.2    No claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”) related to the Company have been made in the past five years, are currently pending or, to Seller’s Knowledge, are threatened against the Company. There are no defects in the design, formulation or manufacture of products manufactured, assembled, formulated, sold, distributed or leased by the Company on or before the Closing Date that could result in a Product Liability Claim, and there has not been any failure by the Company to warn, test, inspect or instruct of dangers that could form the basis for a product recall or any Product Liability Claim against the Company.

4.19    Customers and Suppliers. Schedule 4.19 sets forth the 10 largest customers (the “Material Customers”) (and the dollar volumes of revenues related thereto) and the 10 largest suppliers (the “Material Suppliers”) of the Company (and the dollar volumes of expenses related thereto), in each case, for the 12-month periods ended December 31, 2022 and December 31, 2023 and the ten month period ended October 31, 2024. In the past 12 months, except as set forth on Schedule 4.19, no Material Customer has: (a) canceled or otherwise terminated or given any notice of termination, made any threats to cancel or otherwise terminate, or indicated it intends to terminate, its relationship with the Company; (b) materially decreased or threatened to materially decrease, or indicated it intends to materially decrease, its purchases from the Company; (c) materially changed or delayed, or given any notice or indicated it intends to materially change or delay, its production or purchasing from the Company; (d) changed or threatened to change, or indicated it intends to change, its payment or pricing terms with respect to the Company; or (e) otherwise materially and adversely altered or threatened to materially alter its current Contracts, programs or commitments with the Company. To Seller’s Knowledge, the acquisition of the Stock by Buyer will not materially and adversely affect the relationship of the Company with any Material Customer. In the past 12 months, no Material Supplier has (i) canceled or otherwise terminated or made any threats to cancel or otherwise terminate, or indicated it intends to terminate, its relationship with the Company, (ii) materially decreased or threatened to materially decrease, or indicated it intends to materially decrease, its sales of supplies to the Company, (iii) materially raised or threatened to materially raise, or indicated it intends to materially raise, its prices to the Company, or (iv) otherwise materially and adversely altered or threatened to materially alter its current Contracts, programs or commitments with the Company. The Company has not experienced, and there do not exist, any material quality control or similar problems with the products currently being supplied or on order from the Material Suppliers. The acquisition of the Stock by Buyer will not materially and adversely affect the relationship of the Company with any Material Supplier.

4.20    Insurance. Schedule 4.20(a) contains an accurate and complete list of: (a) all insurance policies owned, held by or applicable to the Company (or its business or assets); and (b) all self-insured, retained limit, deductible or co-insurance programs. All such policies are in full force and effect, all premiums due and payable with respect thereto have been paid and the Company has otherwise performed all of its obligations under such policies, and no notice of denial of coverage, cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies and shall be in effect following the Closing and the applicable limits under such policies have not been exhausted. The insurance maintained by the Company is sufficient to comply in all material respects with all applicable Laws and Contracts to which the Company is a party or by which it is bound. In the past 12 months, no event specific to the Company has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or, to Seller’s Knowledge, which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Neither the Company nor Seller has received notice of cancellation of any such insurance policies in the last five years, and no threat has been made to cancel any insurance policy that covers the Company during such period. Schedule 4.20(b) sets forth a list of all pending claims made by the Company under its insurance policies and all past claims submitted to its insurance carriers in the past five years. All claims subject to a retained amount, self-insurance or deductible clause or agreement contained in any policy listed on Schedule 4.20(a) or other policy issued which covers the Company (or its business or assets) during the past five years have either been (i) paid or closed before the Closing, or (ii) reserved for the full amount that such claim will be paid or closed following the Closing. During the past five years, there have been no gaps in the insurance coverage of the Company.

4.21    Indebtedness and Transaction Expenses. Schedule 4.21 sets forth a listing of all Indebtedness and Transaction Expenses (including the amount) and the Contracts under which such Indebtedness or Transaction Expenses exist.

4.22    Books and Records. All books and records of the Company are accurate and complete in all material respects. The equity record books and equity transfer ledgers of the Company are correct and complete and have been made available to Buyer. All equity transfer Taxes levied, if any, or payable with respect to all transfers of equity of the Company before the Closing have been paid and appropriate transfer tax stamps affixed.

4.23    Related Party Transactions. Except as set forth on Schedule 4.23, no equityholder, employee, director, officer, or manager of the Company or any member of any of the foregoing individual’s immediate family, or any Affiliate of Seller or the Company (each a “Company Related Person”): (a) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Company Related Person (other than any participant loans under any Company Plan and any payments to, and reimbursement of fees and expenses of, employees, managers, directors and officers of the Company in the ordinary course of business); (b) owns any property or right, tangible or intangible, that is used by the Company; (c) has any claim or cause of action against the Company, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Company Plans; (d) is a party to any Contract with the Company; or (e) has any ownership interest in, directly or indirectly, any customer, supplier, lessor, lessee, debtor, creditor or licensor of the Company (other than the ownership of up to (but not more than) 3% of any class of securities of any such customer, supplier or licensor if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act).

4.24    Capital Expenditures. Schedule 4.24 sets forth each capital expenditure commitment of the Company for the fiscal years ended December 31, 2023 and December 31, 2024, and any outstanding balance of each such commitment.

4.25    Brokerage. Except as set forth on Schedule 4.25, no Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Seller or the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.26    Prior Acquisitions. Schedule 4.26 sets forth a complete and accurate list of (i) all transactions pursuant to which the Company has acquired any other Person, or the business or assets of another Person constituting a business or a line of business (each, a “Prior Acquisition”), and (ii) a summary of the material terms of any continuing indemnification, payment or other material obligations with respect to each Prior Acquisition. Copies of all material agreements relating to each Prior Acquisition have been made available to Buyer.

4.27   Paycheck Protection Program Loan. The received a loan under the Paycheck Protection Program under the CARES Act (the “PPP Loan”). The Company was eligible to receive the PPP Loan under the terms of the CARES Act and any supplemental guidance issued in connection therewith, including the “Paycheck Protection Program Loans Frequently Asked Questions” issued by the U.S. Small Business Administration. The PPP Loan was forgiven and paid in full. Neither the Company nor the Seller has received any notice from any Person that the Company should not have received or was not eligible to receive the PPP Loan, or that the Company should return all or any portion of the PPP Loan.

4.28    Disclosure. Except as otherwise provided in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any reports, audits, or any other materials, data, or other information whatsoever supplied to Buyer in connection with Buyer’s due diligence. Except for the representations and warranties contained in Article 3 or this Article 4 (including the related portions of the Disclosure Schedules), neither Seller nor the Company has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company. Neither Seller nor the Company has withheld from Buyer any material facts relating to the condition (financial or otherwise), business, assets, properties, liabilities, results of operations, employee or customer relations or prospects of the Company. Neither this Agreement (including the exhibits and schedules hereto) nor any Seller Ancillary Agreement, Company Ancillary Agreement or any other Contract, document, certificate, instrument or written statement furnished to Buyer by or on behalf of the Company or Seller in connection with this Agreement, the Seller Ancillary Agreements, the Company Ancillary Agreements or the transactions described in this Agreement or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 5
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article 5 are true, complete and correct as of the Closing Date:

5.1    Organization; Authorization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has all requisite legal right, power and authority to execute, deliver and perform this Agreement and each other Contract, instrument and document to be executed and delivered by Buyer in connection herewith (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly authorized by all requisite action of Buyer.

5.2    Execution and Delivery; Enforceability. This Agreement has been, and each Buyer Ancillary Agreement upon delivery will have been, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by principles of equity. Buyer is not a party to, subject to, or bound by any Order or any Contract which would prevent the execution or delivery of this Agreement or any Buyer Ancillary Agreement by Buyer.

5.3    Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with, or obtain any consent, approval or authorization of, any Governmental Authority or other Person in connection with Buyer’s execution, delivery or performance of this Agreement or any Buyer Ancillary Agreement, and such execution, delivery and performance will not violate any Law by which Buyer is bound.

5.4    Brokerage. Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5    Legal Proceedings. There is no Order or action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Buyer, threatened against Buyer, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

ARTICLE 6
Closing Deliveries

6.1    Closing Deliveries of Seller. At or before the Closing, Seller has delivered to Buyer:

(a)    evidence reasonably acceptable to Buyer that Seller or the Company, as applicable, have made or received all filings, authorizations, approvals and consents set forth on Schedule 6.1(a), with or from all applicable Governmental Authorities or other Persons, as the case may be, related to the transactions contemplated hereby;

(b)    (i) duly executed stock transfer power for all of the Stock, and (ii) all original record books (including original equity certificates, if any) and other records relating to the organization, ownership and maintenance of the Company;

(c)    the written resignation, effective as of the Closing, of each manager, director and officer of the Company listed on Schedule 6.1(c) from such position as manager, director and/or officer;

(d)    the Pay-Off Documents, if any;

(e)    a certificate of good standing and a certified copy of the Articles of Organization of the Company as of the most recent practicable date from the Secretary of State of the State of California;

(f)    (i) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by Seller, and (ii) a properly completed IRS Form W-9, executed by Seller;

(g)    counterpart signature pages to a consulting agreement with Seller (the “Consulting Agreement”);

(h)    a counterpart signature page to a flow of funds memorandum (the “Flow of Funds Memo”), duly executed by Seller;

(i)    evidence that a D&O, employment practices and fiduciary liability insurance policy that insures losses resulting from pre-Closing acts or omissions for a period of at least three years (the “Pre-Closing Insurance Policy”) has been fully bound;

(j)    (i) a Certification of Trust from Seller certifying Seller’s authority to execute this Agreement, and (ii) a certificate duly executed by an officer of the Company, as complete and accurate as of the Closing, attached copies of the Company’s Charter Documents;

(k)    counterpart signature pages to the Restrictive Covenant and Release Agreement executed by Seller and John Hancock and;

(l)    a counterpart signature page to the Escrow Agreement, duly executed by Seller.

Any Contract or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2    Buyer Closing Deliveries. At or before the Closing, Buyer has delivered to Seller the following:

(a)    (i) the Closing Cash Payment to the Seller’s Account, (ii) the Repaid Closing Indebtedness pursuant to the terms of the Pay-Off Documents, and (iii) the Transaction Expenses on behalf of the Company;

(b)    a counterpart signature pages to the Consulting Agreement, duly executed by the Company;

(c)    a counterpart signature page to the Restrictive Covenant and Release Agreement, duly executed by Buyer;

(d)    a counterpart signature page to the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(e)    a counterpart signature page to the Flow of Funds Memo, duly executed by Buyer.

Any Contract or document to be delivered to Seller pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.

ARTICLE 7
The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place simultaneously with the execution of this Agreement by e-mail exchange of relevant signature pages, deliveries and other documents as Buyer and Seller may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 also have occurred or been waived in writing by the party entitled to waive the same. For purposes of allocation of expenses, adjustments and other financial effects of the transactions contemplated hereby, including for Tax purposes, the Closing shall be deemed to have occurred at 11:59 p.m. eastern time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

ARTICLE 8
Covenants and Agreements

8.1    Post-Closing Publicity. Following the Closing, no party shall make any public disclosure or comment regarding the specific terms of this Agreement (including any reference to Purchase Price or related multiples) or the transactions contemplated herein without the prior approval of Buyer or Seller, as the case may be, which approval shall not be unreasonably withheld, conditioned or delayed, except as may be required by Law or by any Governmental Authority, the U.S. Securities and Exchange Commission, or the rules of any stock exchange or trading system or reasonably necessary to enforce any rights under this Agreement. Notwithstanding the foregoing, (i) each party hereto shall be entitled to disclose or comment to any Person that a transaction has been consummated, and (ii) nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer and its Affiliates may make such disclosures as each may consider necessary in order to satisfy their legal or contractual obligations to their lenders, equityholders, investors or other interested parties, or for general marketing purposes, without the prior written consent of Seller.

8.2    Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Seller or the Company shall pay all fees and expenses incident to the transactions contemplated by this Agreement (including all Transaction Expenses, certain of which shall be paid as provided in Section 2.3.1 and deemed paid by Seller) which are incurred by Seller or the Company or their representatives or are otherwise expressly allocated to Seller hereunder.

8.3    No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of Buyer and Seller, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that: (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer; provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Buyer and its successors and permitted assigns may assign their rights, but not their obligations, under this Agreement in connection with a transfer of all or substantially all of the assets of Buyer or the Company.

8.4    Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments and take such other action as such party may reasonably request to carry out the transactions contemplated hereby.

8.5    Tax Matters.

8.5.1    Cooperation on Tax Matters. Following the Closing, Seller, on the one hand, and Buyer, on the other hand, shall, and Buyer shall cause the Company to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with any audit, litigation or other proceeding with respect to Taxes or the preparation of any Tax Return. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other applicable Law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller, on the one hand, and Buyer, on the other hand, agree: (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention Contracts entered into with any Taxing Authority; (b) to give the other party reasonable written notice before transferring, destroying or discarding any such books and records and allow such other party to take possession of such books and records; (c) to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby); and (d) upon request, to provide the other party with all information that any party may be required to report pursuant to the Code. All Tax-sharing Contracts or similar Contracts with respect to or involving the Company shall be deemed terminated as of the Closing, and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.

8.5.2    Tax Returns. Seller shall prepare (at the sole cost and expense of Seller), and Buyer shall cause the Company to file, all income Tax Returns of the Company for Tax periods ending on or before the Closing Date (“Pre-Closing Tax Returns”). Seller shall pay to Buyer, within five Business Days of Buyer’s request, any and all Taxes due with respect to such Pre-Closing Tax Returns, except to the extent such Taxes are specifically reflected in the calculation of Closing Indebtedness or Closing Working Capital set forth on the Final Adjustment Statement. Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice (except as otherwise required by Law or as otherwise required by this Agreement), and Seller shall provide or cause to be provided any such Pre-Closing Tax Return to Buyer at least thirty (30) days before the due date of such Pre-Closing Tax Return (after applicable extensions) for Buyer’s review and comment. Not later than ten (10) days after Seller has provided such Pre-Closing Tax Return, Buyer shall notify Seller of the existence of any objection, specifying in reasonable detail the nature and basis of such objection, that Buyer may have to any item set forth on such draft Pre-Closing Tax Return. Buyer (on behalf of itself, and following the Closing, the Company) and Seller agree to consult and resolve in good faith any such objection. If resolution is not reached after such good-faith efforts, then the Independent Accountants (or if the Independent Accountants shall decline to hear such dispute, then such other nationally recognized accounting firm selected jointly by Buyer and Seller) shall be requested to make a determination resolving any dispute between Buyer and Seller, and the determination by the Independent Accountants (or such other accounting firm) of any such dispute shall be final, binding and conclusive as to Buyer, Seller, the Company, and their respective Affiliates. For purposes of complying with the terms set forth in this Section 8.5.2, each party shall cooperate with and make available to the other parties, its representatives, and the Independent Accountants, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the applicable Pre-Closing Tax Return and the resolution of any disputes thereunder. No party shall have any ex parte communications with the Independent Accountants. In resolving any disputed item, the Independent Accountants shall (a) consider only those items that are in dispute; (b) choose one of the parties’ positions with respect to the disputed item(s); and (c) not modify any items that are not disputed by the parties. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Buyer, on the one hand, or Seller, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants. If Buyer and Seller cannot resolve an objection no later than five days before the due date for filing such Pre-Closing Tax Return, Buyer shall cause the Company to file such Pre-Closing Tax Return in a manner determined by Buyer in good faith; provided, however, if upon resolving such objection the Pre-Closing Tax Return needs to be changed, Buyer shall cause the Company to file an amendment to such Pre-Closing Tax Return. Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company that are not Pre-Closing Tax Returns (including Tax Returns of the Company for Tax periods ending on or before the Closing Date that are not income Tax Returns). Seller shall pay to Buyer, within five Business Days of Buyer’s request, any and all Taxes due with respect to such Tax Returns allocable to the Pre-Closing Tax Period, except to the extent such Taxes are specifically reflected in the calculation of Closing Indebtedness or Closing Working Capital set forth on the Final Adjustment Statement. The reasonable fees and expenses incurred in the preparation of Tax Returns for Tax periods ending on or before the Closing Date prepared by Buyer shall be the responsibility of Seller, and Seller shall pay to Buyer, within five Business Days of Buyer’s request, any such fees and expenses. The parties shall prorate the responsibility for the reasonable fees and expenses incurred in the preparation of Tax Returns for Straddle Periods, with such proration based on the relative shares of each party with respect to Taxes owed with respect to such Tax Return (as determined under Section 8.5.3). With respect to any Tax Return prepared pursuant to this Section 8.5.2, the parties agree to make (and cause the Company to make, as applicable) the election under Revenue Procedure 2011-29 to apply the 70% safe-harbor with respect to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f).

8.5.3    Apportionment of Taxes. All Taxes and Tax liabilities with respect to the Company that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either (i) based upon or measured by reference to income, receipts, profits, capital, or net worth (including sales and use Taxes), (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement (as provided under Section 8.5.5), or (iii) required to be withheld, such Taxes apportioned to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the Tax year (or other Tax reporting period to the extent such Taxes are reported and paid other than on an annual basis) ended at the end of the day on the Closing Date; and (b) in the case of all other Taxes, such Taxes apportioned to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

8.5.4    Controversies.

(a)    Buyer shall notify Seller in writing within 10 days of the receipt by Buyer or the Company of written notice of any inquiries, audits, examinations, assessments or proceedings from any Taxing Authority with respect to Taxes of the Company for which Seller would be required to indemnify any Buyer Indemnitee pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”); provided, however, that any failure by Buyer to deliver such notice within such time period shall in no way affect the indemnification or other obligations of Seller under this Agreement, except if and to the extent actually and materially prejudiced thereby. Seller may, at Seller’s own expense, participate in and, upon notice to Buyer, assume the defense of any such Tax Matter relating solely to a Tax period ending on or before the Closing Date (but not a Straddle Period, which is governed by Section 8.5.4(b)). If Seller assumes such defense, Seller shall have the authority, with respect to such Tax Matter, to represent the interests of the Company before the relevant Taxing Authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Seller. Seller shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects or may adversely affect the Tax liability of Buyer, the Company or any Affiliate of any of the foregoing for any Post-Closing Tax Period, including any Straddle Period, without the prior written consent of Buyer. Seller shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer or Buyer’s counsel to consult with Seller regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Taxing Authority. If Seller declines to control any such Tax Matter, then the provisions of Section 8.5.4(b) shall apply to such Tax Matter, mutatis mutandis.

(b)    Buyer has the right to represent the interests of the Company before the relevant Taxing Authority with respect to any inquiry, audit, examination, assessment or proceeding relating to a Straddle Period (a “Straddle Period Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If Seller would be required to indemnify any Buyer Indemnitee pursuant to this Agreement with respect to such Straddle Period Tax Matter then (i) Seller shall have the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at Seller’s own expense, separate from counsel employed by Buyer, (ii) Buyer shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of Seller or results in an indemnity obligation under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) Buyer shall keep Seller informed with respect to the commencement, status and nature of any such Straddle Period Tax Matter, and will, in good faith, allow Seller or Seller’s counsel to consult with Buyer or its counsel regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Taxing Authority.

8.5.5    Transfer Taxes. Seller shall pay any and all sales, use, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes (including any penalties and interest) (“Transfer Taxes”) incurred as a result of the transactions contemplated by this Agreement when due, and Seller shall timely file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (at Seller’s expense).

8.5.6    Conflicts. If Article 9 conflicts with this Section 8.5 with respect to Tax matters, this Section 8.5 shall control. Any provision of Article 9 not in conflict with this Section 8.5, but that is supplemental or additive to the provisions of this Section 8.5, shall be deemed incorporated into this Section 8.5.

ARTICLE 9
Indemnification

9.1    Indemnification of Buyer. From and after the Closing, Seller shall indemnify Buyer and the Company and their respective officers, directors, managers, employees, agents, partners, stockholders, members, Affiliates, successors and permitted assigns (collectively, the “Buyer Indemnitees”) against and hold the Buyer Indemnitees harmless from Losses incurred by the Buyer Indemnitees:

(a)    arising out of or caused by any inaccuracy in, or breach of, any representation or warranty contained in Article 3 or Article 4, other than any Seller Fundamental Representation (which Seller Fundamental Representations are subject to Section 9.1(b)), on the part of Seller; provided that for purposes of calculating Losses hereunder, any materiality, Material Adverse Effect or other similar qualifications in such representations and warranties shall be disregarded;

(b)    arising out of or caused by any inaccuracy in, or breach of, any Seller Fundamental Representation, on the part of Seller;

(c)    arising out of or caused by any liability (i) for unpaid Taxes of the Company during any Pre-Closing Tax Period (including any portion of a Straddle Period allocable or apportioned to Seller (as provided in Section 8.5.3)), except to the extent such Taxes are specifically reflected on the Final Adjustment Statement, (ii) for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or before the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar Law or regulation, (iii) for Taxes of any Person (other than the Company) imposed on the Company as a transferee, successor, by Contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) without duplication of any other item in this Section 9.1(c), for any Taxes resulting from the denial or disallowance following the Closing of any Employee Retention Credit claimed by the Company before the Closing Date;

(d)    arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Seller herein;

(e)    arising out of or caused by any (i) Closing Indebtedness or (ii) Transaction Expenses, in each case, to the extent not taken account in the determination of the Purchase Price pursuant to Section 2.3.1 or Section 2.4; and/or

(f)    arising out of or caused by any item or matter set forth on Schedule 9.1(f).

9.2    Limitations on Indemnification of Buyer. The indemnification of the Buyer Indemnitees provided for in this Agreement shall be subject to the following limitations:

(a)    (i) any claim by a Buyer Indemnitee for indemnification pursuant to Section 9.1(a) shall be required to be made by delivering notice to Seller on or before the 12 month anniversary of the Closing Date; (ii) any claim by a Buyer Indemnitee for indemnification pursuant to Sections 9.1(b) 9.1(c), 9.1(d), 9.1(e), 9.1(f) and/or Fraud Claims may be made at any time on or before 30 days following the expiration of the applicable statute of limitations (including valid extensions thereof.

(b)    Notwithstanding anything to the contrary, the Buyer Indemnitees shall not be entitled to recover from Seller under this Article 9 with respect to claims pursuant to Section 9.1(a) unless and until the aggregate amount of all Losses suffered or incurred by all Buyer Indemnitees under Section 9.1(a) exceeds $70,000 (the “Deductible”). For purposes of clarity, in no event shall the Deductible apply with respect to any Losses relating to a claim for indemnification pursuant to Sections 9.1(b), 9.1(c), 9.1(d), 9.1(e) or 9.1(f) or in the case of any Fraud Claim.

(c)    The maximum liability of Seller under Section 9.1(a) (other than with respect to a Fraud Claim) shall in no event exceed an aggregate amount equal to the $1,400,000 (the “Indemnification Cap”). For purposes of clarity, in no event shall the Indemnification Cap apply with respect to any Losses relating to a claim for indemnification pursuant to Sections 9.1(b), 9.1(c), 9.1(d), or 9.1(e) or in the case of any Fraud Claim.

(d)    The maximum liability of Seller under Section 9.1(f) (other than with respect to a Fraud Claim) shall in no event exceed the Escrow Amount; provided, that for the avoidance of doubt, in no event shall the Escrow Amount apply with respect to any Fraud Claim.

(e)    The maximum liability of Seller with respect to any Losses relating to a claim for indemnification pursuant to Sections 9.1(b), 9.1(c), or 9.1(d) shall in no event exceed the Purchase Price (the “Aggregate Indemnification Cap”), provided, that for the avoidance of doubt, in no event shall the Aggregate Indemnification Cap apply with respect to any Fraud Claim.

9.3    Indemnification of Seller. From and after the Closing Date, Buyer shall indemnify Seller and their respective officers, directors, managers, employees, agents, partners, stockholders, members, Affiliates, successors and permitted assigns (collectively, the “Seller Indemnitees”) against and hold the Seller Indemnitees harmless from any Losses arising out of or caused by: (a) any inaccuracy in, or breach of, any of the representations and warranties made by Buyer in Article 5; (b) any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein; and (c) any claim arising out of or involving a claim or demand made by any Person against the Seller based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of the Company conducted or arising after the Closing Date (other than any claim that arises from or is caused by a breach of the representations and warranties set forth in Article 3 or Article 4).

9.4   Limitations on Indemnification of Seller. The indemnification of the Seller Indemnitees provided for in this Agreement shall be subject to the following limitations:

(a)    any claim by a Seller Indemnitee for indemnification pursuant to Section 9.3(a) shall be required to be made by delivering notice to Buyer no later than the 12 month anniversary of the Closing Date; provided, however, that any Fraud Claim and any claim for indemnification resulting from, or arising out of, any inaccuracy in or breach of any Buyer Fundamental Representations may be made at any time on or before 30 days following the expiration of the applicable statute of limitations (including valid extensions thereof);

(b)    except with respect to Fraud Claims and except for claims for indemnification with respect to any inaccuracy in or breach of any Buyer Fundamental Representations, the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 9.3(a) until the aggregate amount of all of the Seller Indemnitees’ claims for indemnification exceeds the Deductible, and thereafter, the Seller Indemnitees shall be entitled to indemnification pursuant to Section 9.3(a) only for amounts in excess of the Deductible; and

(c)    except with respect to Fraud Claims and except for claims for indemnification with respect to any inaccuracy in or breach of any Buyer Fundamental Representations, the maximum indemnification amount to which the Seller Indemnitees may be entitled pursuant to Section 9.3(a) shall be an amount equal to the Indemnification Cap.

9.5 Procedures Relating to Indemnification.

9.5.1 Third-Party Claims.

(a)    In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim, such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than 30 days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such Third-Party Claim, and shall identify the specific basis (or bases) for such Third-Party Claim, including the representations, warranties or covenants in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected, in the reasonable opinion of counsel, to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

(b)    If a Third-Party Claim is made against an indemnitee and if (i) the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, (ii) the Deductible has been exceeded (if the indemnitor is Seller), (iii) no claim for injunctive relief is being made against the indemnitee, (iv) the Third-Party Claim does not involve a Material Customer, Material Supplier or Governmental Authority, and (v) it is reasonably likely that the indemnitee will not suffer a Loss in excess of indemnitor’s indemnification obligations hereunder, the indemnitor may elect to assume and control the defense thereof, at its expense, with counsel selected by the indemnitor that is reasonably acceptable to indemnitee, by providing the indemnitee with notice within 15 days after the indemnitor’s receipt from the indemnitee of notice of the Third-Party Claim. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided that indemnitee’s expenses of counsel shall be an indemnified Loss for purposes of this Article 9 if such counsel reasonably concludes that a conflict exists between indemnitee and indemnitor that cannot be waived. If the indemnitor is eligible to assume the defense of a Third-Party Claim pursuant to this Section 9.5.1(b) and the indemnitor elects not to assume such defense, the indemnitor shall reimburse the indemnitee for any Losses incurred by indemnitee in the defense of such Third-Party Claim.

(c)    If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnitees shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) the indemnitor shall not admit any liability with respect to, or settle, compromise or discharge such Third-Party Claim without the indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided that the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms releases the indemnitee from any liability in connection with such Third-Party Claim without cost or expense and without any admission of violation, injunction or agreement to take or restrain from taking any material action.

9.5.2 Other Claims. If an indemnitee has a claim against an indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 9.2 or Section 9.4, as the case may be, for making such claim. Such notice shall, to the extent known by the indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by the indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall resolve such dispute in accordance with the terms and provisions of Section 9.9.

9.6    Other Limitations.

9.6.1    For all purposes of this Article 9, “Losses” shall be net of any amounts actually paid to an indemnitee under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder; provided, however, that (i) no indemnitee shall be required to initiate or pursue litigation against third parties in connection with any efforts to recover, and (ii) the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies, any premium increases and any out-of-pocket costs incurred by the indemnitee in connection with the collection of any such amounts paid under such insurance policy or Contract.

9.6.2    Each indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

9.7    Pre-Closing Breaches; No Reimbursement. Seller agrees that, should he become liable for indemnification to any Buyer Indemnitee pursuant to Section 9.1, the Company shall not have any liability to Seller for reimbursement, indemnification, subrogation or otherwise as a result of such breach, including any rights under any Contracts or the Organizational Documents of the Company.

9.8    Escrow Amount Release. The Escrow Amount shall serve as a non-exclusive source of security for Seller’s indemnification obligations pursuant to Section 9.1. Within five Business Days following the date that is 12 months after the Closing Date (the “Escrow Payment Date”), Buyer and Seller shall jointly instruct the Escrow Agent in writing to disburse as promptly as practicable to Seller (via a wire transfer of immediately available funds to the Seller’s Account) an amount equal to the remaining Escrow Amount, less the aggregate dollar amount of outstanding claims for Losses made by any Buyer Indemnitee pursuant to Section 9.1 (the “Aggregate Outstanding Claims”) that are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Escrow Payment Date by distributions to Seller as set forth below and recoveries by a Buyer Indemnitee, the “Retained Escrow Amount”). If and to the extent that after the Escrow Payment Date any outstanding claim made by any Buyer Indemnitee pursuant to Section 9.1 for a Loss is resolved for any amount less than what was retained for such claim at the Escrow Payment Date, then Buyer and Seller shall jointly instruct the Escrow Agent in writing to disburse to Seller (via a wire transfer of immediately available funds to the Seller’s Account) an aggregate amount of the Retained Escrow Amount equal to such difference; provided, however, that such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. If and to the extent that after the Escrow Payment Date any outstanding claim made by any indemnitor pursuant to Section 9.1 for a Loss is resolved in favor of such Buyer Indemnitee, such Buyer Indemnitee shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Buyer Indemnitee Party, and Buyer and Seller shall jointly instruct the Escrow Agent in writing to disburse as promptly as practicable to Buyer such amount from the Escrow Amount. To the extent that the Escrow Amount is insufficient for Buyer Indemnitees to recover all Losses they are otherwise entitled to recover under this Article 9, Seller shall directly pay (in cash) to Buyer (or as otherwise directed by Buyer) the remaining amount of such Losses until paid in full.

9.9    Arbitration of Disputes. If Seller delivers a written notice to Buyer and the Escrow Agent objecting to the retention of any amount held by the Escrow Agent with respect to an “Other Claim” as described in Section 9.5.2, Seller and Buyer shall use good faith efforts to resolve such objection by negotiation and consultation between themselves. If such objection (other than claims seeking injunctive relief) is not resolved within 30 days after Buyer receives Seller’s written notice, such objection shall be settled by final and binding arbitration which award will be promptly complied with by the Escrow Agent. The arbitration shall be conducted by Judicate West in San Diego County, California, in accordance with the then Judicate West Commercial Arbitration Rules. The cost of the arbitration, including reasonable attorney fees, will be paid by the non-prevailing party unless the arbitrator for good cause determines otherwise.

9.10    Limitation of Remedies. Each party acknowledges and agrees that from and after the Closing, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than Fraud Claims or claims involving equitable or injunctive relief) shall be pursuant to the indemnification provisions set forth in this Article 9. All claims for indemnification must be asserted in good faith and, to the extent applicable to such claims, within the relevant time periods set forth in this Article 9.

ARTICLE 10
Certain Definitions

When used in this Agreement, the following terms in all of their singular or plural tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

“1933 Act” means the Securities Act of 1933, as amended, and any and all rules and regulations adopted pursuant thereto.

“Acquisition Balance Sheet” is defined in Section 4.5.1.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Aggregate Outstanding Claims” is defined in Section 9.9.

“Agreement” means this Equity Purchase Agreement, as may be amended from time to time.

“Annual Financial Statements” is defined in Section 4.5.1.

“Authorized Action” is defined in Section 8.8.3.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by law to close.

“Buyer” is defined in the Preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 5.1.

“Buyer Fundamental Representations” means the representations and warranties in Section 5.1 [Organization; Authorization], Section 5.2 [Execution and Delivery; Enforceability] and Section 5.4 [Brokerage].

“Buyer Indemnitees” is defined in Section 9.1.

“Cash” means the cash, cash equivalents, and cash collateral posted with landlords of the Company, plus checks presented by the Company for deposit but not yet credited to deposit accounts or wire transfers received but not yet cleared, minus the amount of any outstanding checks issued by the Company but not yet cashed or withdrawals in transit, minus cash held in escrow by the Company as a security or other deposit, held on behalf of a customer or if such use is restricted by applicable Law.

“Certifications” is defined in Section 4.11.

“Closing” and “Closing Date” are defined in Article 7.

“Closing Cash” means the Cash as of 11:59 p.m. eastern time on the Closing Date.

“Closing Cash Payment” is defined in Section 2.3.2.

“Closing Certificate” is defined in Section 2.3.1.

“Closing Indebtedness” means the Indebtedness as of the Closing.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. eastern time on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations adopted pursuant thereto.

“Company” is defined in the Recitals to this Agreement.

“Company Ancillary Agreements” is defined in Section 4.1.

“Company Licensed Intellectual Property” means the Intellectual Property licensed to the Company by a third party, but excluding any software that is generally commercially available.

“Company Owned Intellectual Property” means the Intellectual Property owned by the Company.

“Company Plan” means any Plan (whether written or oral) to which the Company contributes or contributed to, is or was a party to, is or was bound by or could reasonably be expected to have liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to, and under which directors, managers, employees, independent contractors, consultants or other members of the workforce of the Company are or have been eligible to participate or derive a benefit.

“Company Products and Services” is defined in Section 4.11.3.

“Company Related Person” is defined in Section 4.23.

“Company Software” is defined in Section 4.14.5(p).

“Contracts” is defined in Section 4.16.1.

“Deductible” is defined in Section 9.2(b).

“Disclosure Schedules” means the disclosure schedules annexed hereto and made a part hereof.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned to them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Law; provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Employee Retention Credit” means the “employee retention credit” within the meaning of Section 2301 of the CARES Act, any successor provision, or any corresponding or similar provision of state or local Tax Law.

“Environmental Law” means any Law, Order or Permit relating to contamination, pollution or the protection of the environment, including soil, land surface or subsurface strata, surface water (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient or indoor air, plant and animal life and any other environmental medium or natural resource, or human health and safety or to the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation, Release or threatened Release of any Hazardous Material.

“Environmental Notice” is defined in Section 4.10.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations adopted pursuant thereto.

“ERISA Affiliate” means any Person, trade or business that, together with the Company, would be treated as a single employer under the terms of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means Citizens Bank, N.A.

“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and among Buyer, Seller and the Escrow Agent.

“Escrow Amount” is defined in Section 2.3.4.

“Estimated Closing Cash” is defined in Section 2.3.1.

“Estimated Closing Indebtedness” is defined in Section 2.3.1.

“Estimated Closing Working Capital” is defined in Section 2.3.1.

“Estimated Purchase Price” is defined in Section 2.3.1.

“Estimated Transaction Expenses” is defined in Section 2.3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Adjustment Statement” is defined in Section 2.4.4.

“Final Post-Closing Adjustment” is defined in Section 2.4.4.

“Financial Statements” is defined in Section 4.5.1.

“Flow of Funds Memo” is defined in Section 6.1(h).

“Fraud Claims” means claims relating to fraud, criminal activity, bad faith, intentional misrepresentation or intentional misconduct.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Government Bid” means any offer made by the Company which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, including prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above.

“Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including any mixture or solution thereof, and specifically including: (a) petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste); (b) polychlorinated biphenyls; (c) asbestos and asbestos containing materials (whether friable or non-friable); (d) lead and lead-based paint or other lead containing materials (whether friable or non-friable); (e) urea formaldehyde; (f) microbiological pollutants; (g) batteries or liquid solvents or similar chemicals; (h) radon gas; (i) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; (j) radioactive material or waste; (k) infectious waste; and (l) PFAS, regardless of whether specifically listed or designated as a hazardous substance or hazardous waste under any Environmental Law.

“HCERA” is defined in Section 4.9.2(h).

“Healthcare Reform Laws” is defined in Section 4.9.2(h).

“Inbound Licenses” is defined in Section 4.14.4.

“Indebtedness” means, as at any date of determination thereof (without duplication) and in regard to the Company: (a) all obligations for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness or other obligation (economic, indemnification or otherwise) evidenced by any mortgage, note, bond, debenture, asset or equity purchase agreement, or other debt security (including any notes, deferred purchase price, earnout payments or contingent obligations related to the acquisition of a business); (c) letters of credit or surety bonds (but only to the extent such letters of credit or surety bonds have been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) any lease obligations required to be capitalized in accordance with GAAP (other than the Leases), regardless of whether such lease obligations are actually listed on the Company’s Financial Statements; (e) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance, letters of credit or similar transactions; (f) all customer deposits and prepayments, unearned revenue, billings in excess of costs, and deferred revenue obligations; (g) all unpaid Taxes that are determined to be due or payable with respect to any Pre-Closing Tax Period, which amount shall not be less than zero for any Tax for any jurisdiction, including (i) any such Taxes that are assessed or determined to be due or payable with respect to such periods after the Closing Date and (ii) all liabilities for payroll Taxes that the Company has elected to defer pursuant to CARES Act § 2302 or any other obligations deferred pursuant to or in connection with the CARES Act or any U.S. presidential memorandum or executive order; (h) all earned (whether accrued or not) incentive compensation amounts, bonus amounts, sales person commission amounts, deferred compensation liability amounts (including any such liability relating to any profit sharing plan), amounts of vacation obligations carried over from a prior year and defined benefit or contribution plan liabilities that have been or should have been accrued for (including, without limitation, any “matching” or similar obligations of the Company under any 401(k) or similar Plan), or are payable to the employees (and not earned as a result of the transactions described in this Agreement), including the Transaction Employment Taxes related thereto; (i) all outstanding severance obligations; (j) the amount of any deferred rent obligations; (k) any outstanding checks issued by the Company but not yet cashed or withdrawals in transit, but only to the extent not taken into account in Closing Cash; (l) all obligations for the deferred purchase price of property and all conditional sale obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (m) any obligations with respect to the termination of any interest rate hedging or swap agreements; (n) any obligations owed to Seller or Seller’s Affiliates (excluding payments of salary or obligations under the Company Plans, but including obligations under Company Plans related to bonuses); (o) all obligations of the type referred to in clauses (a) through (n) of any Person for the payment of which the Company is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; and (p) obligations of the type referred to in clauses (a) through (o) of other Persons secured by any Lien on the Company property or asset, but only to the extent of the value of the property or asset that is subject to such Lien.

“Indemnification Cap” is defined in Section 9.2(c).

“indemnitee” and “indemnitor” are defined in Section 9.5.1(a).

“Independent Accountants” is defined in Section 2.4.3.

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, reexaminations,  renewals and reissues for any of the foregoing (collectively “Patents”); (b) trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans and logos, whether or not registered, and registrations and applications for registration thereof, together with all of the goodwill connected with the use of and symbolized thereby (collectively, “Marks”); (c) copyrights (registered or unregistered) and works of authorship, whether or not copyrightable and registrations and applications for registration thereof, including copyrights in mask works and registrations and applications for registration thereof (“Copyrights”); (d) internet domain names and social media account or user names, whether or not Marks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) any intellectual property rights in Software, data, data bases and documentation thereof; and (f) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”).

“Internal Financial Statements” is defined in Section 4.5.1.

“IRS” means the United States Internal Revenue Service.

“ITAR” is defined in Section 4.11.2.

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or Order.

“Leased Real Property” means all real property leased by the Company, together with all improvements, buildings and fixtures located thereon and appurtenant rights and interests associated therewith.

“Leases” is defined in Section 4.12.1(b).

“Lien” means any lien, charge, mortgage, deed of trust, pledge, easement, encumbrance, security interest, matrimonial or community interest, adverse claim or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, liabilities, damages, diminution in value, costs, disbursements, expenses and penalties, actions, allegations, notices of violation, Taxes, loss of Tax benefits, and notices of liability and any claims in respect thereof (including amounts paid in settlement and reasonable costs of investigation and legal and accounting expenses).

“Material Adverse Effect” means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse change in or effect on the business, assets or condition (financial or otherwise) of the Company or the ability of Seller to consummate the transactions contemplated by this Agreement; provided that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact: (a) results from, arises out of, or relates to a general deterioration in the economy; (b) results from, arises out of, or relates to the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a war or the occurrence of any other similar calamity or crisis, including acts of terrorism; (c) results from, arises out of, or relates to any change in accounting requirements or principles imposed upon the Company or their business or any change in Law, or the interpretation thereof; or (d) affects companies in the industry the Company conduct their business generally, to the extent not disproportionately affecting the Company.

“Material Contracts” is defined in Section 4.16.2.

“Material Customers” is defined in Section 4.19.

“Material Suppliers” is defined in Section 4.19.

“Order” is defined in Section 4.17.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, or the operating agreement and the articles of organization or certificate of formation of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

“Outbound Licenses” is defined in Section 4.14.2.

“Pay-Off Documents” is defined in Section 2.3.3.

“Permits” is defined in Section 4.11.

“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, if the underlying obligation is not delinquent or in dispute and appropriate reserves have been set aside in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business under which the Company is not in default; (c) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith, and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (d) easements, covenants, rights-of-way and other similar restrictions or conditions of record acceptable to Buyer; and (e) zoning, building and other similar ordinances or restrictions imposed by applicable Laws; provided that none of (d) and (e), individually or in the aggregate, materially impairs the use or value of any asset to which it or they relate.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“PFAS” is defined in Section 4.10.9.

“Plan” means (in each case, whether written or oral): (a) all employee benefit plans (as defined in Section 3(3) of ERISA); (b) all bonus (including transaction bonus), incentive compensation, equity or equity-based, equity appreciation right, phantom equity, restricted equity, performance equity, employee equity ownership, equity purchase, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, Contracts, commitments, practices, and associations including any trust, escrow or other agreement related thereto and any similar plans, programs, policies, Contracts, commitments and practices; and (c) all employee benefit plans pursuant to foreign Laws.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins after the Closing Date shall constitute a Post-Closing Tax Period.

“PPACA” is defined in Section 4.9.2(h).

“Pre-Closing Insurance Policy” is defined in Section 6.1(j).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Pre-Closing Tax Returns” is defined in Section 8.5.2.

“Preliminary Adjustment Statement” is defined in Section 2.4.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time.

“Prior Acquisition” is defined in Section 4.26.

“Product Liability Claim” is defined in Section 4.18.2.

“Purchase Price” is defined in Section 2.2.

“Purchased Interests” is defined in the Recitals to this Agreement.

“Release” means any direct or indirect release, spill, pumping, pouring, emission, emptying, discharge, dispersal, injection, placing, escape, leaking, leaching, migration, dumping, deposit or Disposal on or into any building, facility or the environment, whether intentional or intentional, known or unknown.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., RCRA and other comparable Laws, whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or other “response” actions.

“Repaid Closing Indebtedness” is defined in Section 2.3.2.

“Retained Escrow Amount” is defined in Section 9.9.

“Seller” is defined in the Preamble of this Agreement.

“Seller Ancillary Agreements” is defined in Section 3.1.

“Seller Fundamental Representations” means the representations and warranties in Section 3.1 [Authority and Capacity], Section 3.2 [Ownership of the Stock], Section 3.3 [Execution and Deliver; Enforceability], Section 4.1 [Organization and Good Standing; Authority and Enforceability], Section 4.2 [Capitalization], Section 4.7 [Taxes], and Section 4.25 [Brokerage].

“Seller Indemnitees” is defined in Section 9.3.

“Seller’s Account” is defined in Section 2.3.2.

“Seller’s Knowledge” means: (a) the actual knowledge of John Hancock, Hugh Sanatgar, Shahid Malik, Tracy Petersen, and Clint Wade; or (b) the knowledge that such individuals could have obtained in the conduct of his or her business after making reasonable inquiry with respect to the particular matter in question.

“Stock” is defined in the Recitals to this Agreement.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Tax Matter” is defined in Section 8.5.4(b).

“Stock” is defined in the Recitals to this Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or Unclaimed Property or other tax assessment or charge of any kind whatsoever imposed by any Taxing Authority, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of Contract, assumption, transferee liability, operation of Law, Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof or any analogous or similar provision under Law), or otherwise.

“Tax Matter” is defined in Section 8.5.4(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third-Party Claim” is defined in Section 9.5.1(a).

“Transaction Employment Taxes” means the employer portion of all social security, Medicare, unemployment, and other similar employment Taxes that the Company incurs with respect to the payment of the Transaction Expenses or Indebtedness.

“Transaction Expenses” means any and all (whether or not disclosed and regardless of when incurred): (a) unpaid costs, fees and expenses of outside professionals incurred by Seller or the Company before the consummation of the transactions contemplated hereby, including all legal fees, accounting, tax, management or other similar fees, investment banking fees and expenses (including such fees and expenses payable to Seller or their Affiliates); (b) the amount of any unpaid advisory or management fees or expenses related to the period of time before and including the Closing Date (whether accrued or unaccrued); (c) unpaid change in control, phantom equity, severance payment or other similar obligations of the Company (whether written or oral), including under any Contract with any employee, director, manager, consultant or customer of the Company, that provides for any payment arising from the transactions contemplated by this Agreement; (d) Transaction Employment Taxes; and (e) the cost of the Pre-Closing Insurance Policy with a three-year extended coverage period (for the avoidance of doubt, if the Pre-Closing Insurance Policy includes a coverage period longer than three years, then Buyer will pay the difference in the premium for any extended coverage period longer than three years).

“Transfer Taxes” is defined in Section 8.5.5.

“Unclaimed Property” means property that has gone unclaimed or abandoned by the rightful owner (including, without limitation, any uncashed dividend or payroll checks, customer deposit, customer overpayment, credit or refund, supplier payment or other tangible or intangible asset held by the Company), which property is required by applicable Law to be either reported, escheated or otherwise remitted to the applicable Governmental Authority that administers unclaimed or abandoned property or funds.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and all rules and regulations adopted pursuant thereto, and each similar local, state and foreign Laws and all rules and resolutions adopted pursuant thereto.

“Working Capital” means, in each case on a consolidated basis: (a) the sum of the assets of the Company at Closing (excluding Cash) specifically listed by account on the sample calculation of Working Capital set forth on Exhibit A, plus (b) expenses the Company paid after September 30, 2024 toward its Tennessee expansion, and repair and maintenance expense paid on behalf of the Hussman Corporation, minus (c) the sum of the liabilities of the Company at Closing specifically listed by account on the sample calculation of Working Capital set forth on Exhibit A, in all cases calculated in accordance with GAAP and the Company historical practices.

ARTICLE 11
Construction; Miscellaneous Provisions

11.1    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)       If to Buyer, to:               Crawford AE LLC

c/o Crawford United Corporation

10514 Dupont Avenue

Cleveland, Ohio 44108

Attention: Brian Powers; Jeff Salay

Email: bpowers@crawfordunited.com;

jsalay@crawfordunited.com

With a copy to:             Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 44114

Attention: Terrence F. Doyle; Michael French

E-mail: tdoyle@calfee.com; mfrench@calfee.com

(b)       If to Seller:

John Hancock

22723 Whitney Lily Circle

Moreno Valley, CA 92557

E-mail: jhanc22273@outlook.com

With a copy to:                        Burkhardt & Larson

5531 Cancha de Golf

Rancho Santa Fe, CA 92091

Attention: Philip Burkhardt

E-mail:phil@burkhardtandlarson.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section 11.1. Notices so addressed shall be deemed to have been duly given (i) on the third Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by electronic mail. Otherwise, notices shall be deemed to have been given when actually received at such address.

11.2    Entire Agreement. This Agreement, the Recitals hereto, the Disclosure Schedules and the Exhibits hereto constitute the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, the Disclosure Schedules and the Exhibits hereto, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

11.3    Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

11.4    Jurisdiction and Venue; WAIVER OF JURY TRIAL. Except for claims subject to arbitration pursuant to Section 9.9, each party hereto agrees that any claim relating to this Agreement shall be brought solely in the Delaware Court of Chancery, unless the Delaware Court of Chancery lacks jurisdiction, in which case any such claim shall be brought in such state or federal court of competent jurisdiction located in New Castle County, Delaware, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 11.1, and service so made shall be complete as stated in such Section. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTES OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND A TRIAL BY JURY.

11.5    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

11.6    Headings. The Article and Section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

11.7    Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the feminine gender includes the masculine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

11.8    Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

11.9    Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement and, except in respect of Article 9, as it relates to the Buyer Indemnitees and the Seller Indemnitees who are not otherwise parties to this Agreement.

11.10    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

11.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Equity Purchase Agreement as of the date first written above.

BUYER:
CRAWFORD AE LLC

By:	/s/ Jeffrey J. Salay
Name:	Jeffrey J. Salay
Its:	Vice President and Chief Financial Officer

SELLER:

/s/ Johnny Dale Hancock
Johnny Dale Hancock, as Trustee of the 2018 John Hancock Revocable Trust dated March 6, 2018

Exhibit A

Sample Working Capital

See attached.

Schedule 9.1(f)

Special Indemnity Matters

1.    Any claims by Oscar Gonzalez related to his employment or the termination of that employment against the Company or any of its owners, directors, officers, agents, or employees.